                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                      BELLSOUTH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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




                                   Notice of
                                     1998
                                 Annual Meeting






                                 Proxy Statement



                         Annual Financial Statements and
                               Review of Operations







                                    BELLSOUTH

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                           ---------
Notice of Annual Meeting.................................................................................          2
Proxy Statement:
  Voting Information.....................................................................................          3
  Election of Directors..................................................................................          5
  Governance of the Company..............................................................................          8
  Directors' Compensation................................................................................         10
  Stock Ownership of Directors and Executive Officers....................................................         12
  Directors' Proposals...................................................................................         13
  Shareholder Proposals..................................................................................         15
  Nominating and Compensation Committee Report on Executive Compensation.................................         22
  Compensation Committee Interlocks and Insider Participation............................................         26
  Executive Compensation.................................................................................         27
  Five Year Performance Comparison.......................................................................         32
  General Information:
    Other Matters To Come Before The Meeting.............................................................         33
    Shareholder Proposals for the 1999 Proxy Statement...................................................         33
    Director Nominees or Other Business for Presentation at the Annual Meeting...........................         33
    Section 16(a) Beneficial Ownership Reporting Compliance..............................................         33
    Other Information....................................................................................         33
    Solicitation of Proxies..............................................................................         34
  Exhibit A..............................................................................................         35
Appendix:
Annual Financial Statements and Review of Operations:
  Selected Financial and Operating Data..................................................................        A-1
  Management's Discussion and Analysis of Results of Operations
    and Financial Condition..............................................................................        A-2
  Report of Management...................................................................................       A-20
  Audit Committee Chairman's Letter......................................................................       A-21
  Report of Independent Accountants......................................................................       A-21
  Consolidated Statements of Income......................................................................       A-22
  Consolidated Balance Sheets............................................................................       A-23
  Consolidated Statements of Shareholders' Equity........................................................       A-24
  Consolidated Statements of Cash Flows..................................................................       A-25
  Notes to Consolidated Financial Statements.............................................................       A-26
  Market and Dividend Data...............................................................................       A-47
  Domestic Cellular Proportionate Operating Data.........................................................       A-48

                                                                      [LOGO]

MARCH 10, 1998

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 1998

To Our Shareholders:

The Annual Meeting of Shareholders of BellSouth Corporation will be held at the Cobb Galleria Centre Ballroom, 2 Galleria Parkway, Atlanta, Georgia, on Monday, April 27, 1998 at 9:00 a.m., Eastern Daylight Time. The following items of business will be discussed and voted upon during the meeting:

1. The election of four directors for a term of three years and one director for a term of two years.


2. The ratification of the appointment of Coopers & Lybrand L.L.P., certified public accountants, as BellSouth's independent auditors for the year 1998.


3.  Amendments to BellSouth's Restated Articles of Incorporation.

4. Such other matters, including shareholder proposals, that may properly come before the meeting.

The Board of Directors has fixed March 9, 1998 as the record date for the determination of the shareholders entitled to notice of, and to vote at, this meeting or any adjournment.

I look forward to seeing you at the meeting. On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in 1998.


/s/ Arlen G. Yokley


Arlen G. Yokley
Senior Vice President--Corporate Compliance and Corporate Secretary

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, DATE AND
      PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                               VOTING INFORMATION

PURPOSE

This Proxy Statement and the accompanying proxy card are being mailed to BellSouth shareholders beginning March 10, 1998. The BellSouth Board of Directors is soliciting proxies to be used at the 1998 Annual Meeting of BellSouth Shareholders which will be held on April 27, 1998. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

WHO CAN VOTE


All shareholders of record of BellSouth Common Stock as of the close of business on March 9, 1998 are entitled to vote. Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy.


SHARES OUTSTANDING

Forty percent of the outstanding shares of BellSouth Common Stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of BellSouth Shareholders. On January 31, 1998, 1,008,826,041 shares of BellSouth Common Stock were outstanding, including shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes. We do not know of any shareholder who beneficially owned more than five percent of BellSouth's stock as of January 31, 1998.

PROXY CARD

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Directors' Proxy Committee in favor of the election of all listed nominees and in accordance with the directors' recommendations on the other subjects listed on the proxy card. The Committee will vote at its discretion on any other matter that may properly come before the meeting and is not listed on the proxy card.

If you wish to assign your proxy to someone other than the Directors' Proxy Committee, you should cross out all three names appearing on the proxy card and insert the name(s) of up to three other people. The person or persons representing you must present your signed proxy card and a ballot at the meeting in order to vote your shares.

VOTING OF SHARES


Each share of BellSouth Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.



BELLSOUTH DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.



FOR BELLSOUTH EMPLOYEES: If you are a participant in one or more of the following employee payroll-based plans, and the accounts are registered in the same name, your proxy card also will serve as voting instructions for the trustees of those plans:


       BellSouth Employee Stock Ownership Plan (PAYSOP)
       BellSouth Employee Stock Investment Plan (ESIP)
       BellSouth Stock Purchase Plan (ESPP)
       BellSouth Savings and Security Plan (SSP)
       BellSouth Retirement Savings Plan (BRSP)

The ESIP, ESPP, SSP, and BRSP each provide that the trustee will vote plan shares represented by proxy cards which are not signed and returned in the same proportion as shares for which signed cards are returned. Shares in the PAYSOP are not voted unless the card is signed and returned.

REQUIRED VOTES--ELECTION OF DIRECTOR NOMINEES


Directors are elected by a plurality of the votes, which means the nominees for the five director positions who receive the largest number of properly executed votes will be elected as directors. Each share of Common Stock is entitled to one vote for each of five director nominees. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.


REQUIRED VOTES--OTHER MATTERS


The outcome of each of the directors' proposals to amend the Restated Articles of Incorporation will be determined by the vote of a majority of the outstanding shares of Common Stock. All other matters properly considered at the meeting will be determined by a majority of the votes cast.


TABULATION OF VOTES

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, proxies which are marked to deny discretionary authority on other matters will not be counted in determining the number of votes cast with respect to those matters.

HOW YOU CAN VOTE


Vote your choices by marking the appropriate boxes on the enclosed proxy card. Sign and return the proxy card promptly in the enclosed self-addressed envelope. YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU WOULD LIKE TO VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS DISCUSSED IN THIS PROXY STATEMENT, ALL YOU NEED TO DO IS SIGN, DATE AND RETURN YOUR PROXY CARD.


REVOCATION OF PROXY

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You can revoke your proxy by delivering to the Company a proxy card bearing a later date or by attending the meeting in person and casting a ballot.

OTHER INFORMATION

ATTENDANCE AT ANNUAL MEETING: If you plan to attend the meeting, please retain the admission ticket and map attached to the proxy card. Shareholders who do not have admission tickets, including beneficial owners whose shares are held by brokers or other institutions, will be admitted upon presentation of proper identification at the door.


DUPLICATE SUMMARY ANNUAL REPORTS: If you hold BellSouth stock in more than one shareholder account, you may be receiving multiple copies of the Summary Annual Report. You can direct us to discontinue mailing multiple reports by marking the appropriate box on the proxy card for those accounts. Leave at least one account unmarked so that you continue to receive a Summary Annual Report. Eliminating redundant mailings will not affect your receipt of future Proxy Statements and proxy cards. To resume the mailing of a Summary Annual Report to a particular account, call BellSouth Shareholder Services at 1-800-631-6001.

                       PROPOSAL 1: ELECTION OF DIRECTORS


At the date of this Proxy Statement, the Board of Directors of BellSouth consists of 13 members, 12 of whom are non-employee directors. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. Five director nominees have been nominated for election at this meeting.


NOMINEES


The following nominees have been selected by the Nominating and Compensation Committee and approved by the Board for submission to the shareholders: James H. Blanchard; Armando M. Codina; Leo F. Mullin; and J. Tylee Wilson, each to serve a three year term expiring at the Annual Meeting in the year 2001; and William
S. Stavropoulos, to serve a two year term expiring at the Annual Meeting in the year 2000.


The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the Nominating and Compensation Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy card.


FOLLOWING IS THE PRINCIPAL OCCUPATION, AGE AND CERTAIN OTHER INFORMATION FOR EACH DIRECTOR NOMINEE AND OTHER DIRECTORS SERVING UNEXPIRED TERMS.


NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2001:


           [PHOTO]            JAMES H. BLANCHARD, 56, CHAIRMAN OF THE
             [PHOTO]          BOARD AND CHIEF EXECUTIVE OFFICER,
                              SYNOVUS FINANCIAL CORP., A BANK HOLDING
                              COMPANY. DIRECTOR SINCE 1994. Director
                              of BellSouth Telecommunications, Inc.,
                              November 1988-February 1994. Director of
                              Columbus Bank and Trust Co.; Synovus
                              Data Corp.; Total System Services, Inc.;
                              and W. C. Bradley Co.

           [PHOTO]            ARMANDO M. CODINA, 51, CHAIRMAN OF THE
             [PHOTO]          BOARD AND CHIEF EXECUTIVE OFFICER,
                              CODINA GROUP INC., A REAL ESTATE
                              DEVELOPMENT COMPANY. DIRECTOR SINCE
                              1992. Director of BellSouth
                              Telecommunications, Inc., March
                              1989-February 1992. Director of American
                              Bankers Insurance Group, Inc.; AMR
                              Corporation; FPL Group, Inc.; and
                              Winn-Dixie Stores.

           [PHOTO]            LEO F. MULLIN, 55, PRESIDENT AND CHIEF
             [PHOTO]          EXECUTIVE OFFICER, DELTA AIR LINES,
                              INC., AN AIR TRANSPORTATION COMPANY.
                              Director since March 1, 1998. Director
                              of Delta Air Lines, Inc., and Inland
                              Steel Industries, Inc. Trustee of Field
                              Museum of Natural History and
                              Northwestern University.

           [PHOTO]            J. TYLEE WILSON, 66, RETIRED CHAIRMAN OF
             [PHOTO]          THE BOARD AND CHIEF EXECUTIVE OFFICER,
                              RJR NABISCO, INC. DIRECTOR SINCE 1985.
                              Director of Southern Bell, October
                              1983-February 1985. Director of Carolina
                              Power & Light Company. Trustee, Wake
                              Forest University.

NOMINEE FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2000:


           [PHOTO]            WILLIAM S. STAVROPOULOS, 58, PRESIDENT
             [PHOTO]          AND CHIEF EXECUTIVE OFFICER OF THE DOW
                              CHEMICAL COMPANY, A CHEMICAL MANUFACTUR-
                              ING COMPANY. DIRECTOR SINCE 1997.
                              Director of The Chemical Financial
                              Corp.; Dow Chemical Company; Dow
                              AgroSciences; Dow Corning Corporation;
                              and NCR Corporation.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.


                            ------------------------

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1999:

           [PHOTO]            F. DUANE ACKERMAN, 55, CHAIRMAN OF THE
             [PHOTO]          BOARD, PRESIDENT AND CHIEF EXECUTIVE
                              OFFICER OF BELLSOUTH. DIRECTOR SINCE
                              1993 AND FROM APRIL 1989-APRIL 1991.
                              Vice Chairman of the Board, President
                              and Chief Executive Officer, December
                              1996-December 1997; Vice Chairman of the
                              Board and Chief Operating Officer,
                              January 1995-December 1996; President
                              and Chief Executive Officer, BellSouth
                              Telecommunications, Inc., November
                              1992-December 1994. President and Chief
                              Operating Officer, and Vice Chairman of
                              the Board, BellSouth Telecommunications,
                              Inc., December 1991- October 1992; Vice
                              Chairman and Group President, March
                              1991-November 1991. Vice
                              Chairman--Finance and Administration,
                              BellSouth Corporation, April
                              1989-February 1991. Director of South
                              Central Bell, January 1984-April 1985.
                              Director of American Business Products,
                              Inc.; and American Heritage Life
                              Insurance Company. Trustee, Rollins
                              College.

           [PHOTO]            REUBEN V. ANDERSON, 55, PARTNER, PHELPS
             [PHOTO]          DUNBAR, A LAW FIRM. DIRECTOR SINCE 1994.
                              Mississippi Supreme Court Justice,
                              1985-1990. Director of The Kroger
                              Company; and Trustmark National Bank.
                              Trustee, Tougaloo College.

           [PHOTO]            JOHN G. MEDLIN, JR., 64, CHAIRMAN OF THE
             [PHOTO]          BOARD, WACHOVIA CORPORATION. DIRECTOR
                              SINCE 1988. Director of Burlington
                              Industries, Inc.; Media General, Inc.;
                              Nabisco Holdings Corp.; National Service
                              Industries, Inc.; RJR Nabisco Holdings
                              Corp.; and US Airways Group, Inc.

           [PHOTO]            C. DIXON SPANGLER, JR., 65, CHAIRMAN OF
             [PHOTO]          THE BOARD, C.D. SPANGLER CONSTRUCTION
                              CO. DIRECTOR SINCE 1987. President,
                              University of North Carolina, 1986-1997.
                              Director of C. D. Spangler Construction
                              Co.; Golden Eagle Industries, Inc.; and
                              National Gypsum Co.

           [PHOTO]            RONALD A. TERRY, 67, RETIRED CHAIRMAN OF
             [PHOTO]          THE BOARD, FIRST TENNESSEE NATIONAL
                              CORP. DIRECTOR SINCE 1987. Director of
                              South Central Bell, January
                              1984-February 1987. Director of
                              AutoZone, Inc.; Blue Eagle Golf Centers,
                              Inc.; Delta Life Corp.; Delta Life and
                              Annuity; Home Account Network, Inc.; The
                              Promus Hotel Corporation; and St. Jude
                              Children's Research Hospital.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000:

           [PHOTO]            J. HYATT BROWN, 60, CHAIRMAN, PRESIDENT
             [PHOTO]          AND CHIEF EXECUTIVE OFFICER, POE &
                              BROWN, INC., AN INSURANCE SERVICES
                              COMPANY. DIRECTOR SINCE 1994. Director
                              of BellSouth Telecommunications Inc.,
                              March 1984-February 1994. Director of
                              FPL Group, Inc.; First Floridian
                              Insurance Co.; International Speedway
                              Corporation; Rock- Tenn Company; Sun
                              Banks of Volusia County; and SunTrust
                              Banks Inc.; Trustee, Stetson University.

           [PHOTO]            PHYLLIS BURKE DAVIS, 66, RETIRED SENIOR
             [PHOTO]          VICE PRESIDENT, AVON PRODUCTS, INC.
                              DIRECTOR SINCE 1985. Director of Eaton
                              Corporation; The TJX Companies, Inc.;
                              and Trustee of Fidelity Mutual Funds.

           [PHOTO]            ROBIN B. SMITH, 58, CHAIRMAN AND CHIEF
             [PHOTO]          EXECUTIVE OFFICER, PUBLISHERS CLEARING
                              HOUSE, A MAGAZINE SUBSCRIPTION COMPANY.
                              DIRECTOR SINCE 1994. Director of Kmart
                              Corp.; Springs Industries, Inc.; Texaco
                              Inc.; and two fund clusters administered
                              by Prudential Investment Management.

                            ------------------------

                           GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

The business affairs of BellSouth are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by the Company's Articles of Incorporation and By-laws. Members of the Board are kept informed through reports routinely presented at Board and committee meetings by the Chief Executive Officer and other officers, and through other means.

All of the directors are independent, non-employee directors except Mr. Ackerman, the Chairman of the Board, President and Chief Executive Officer of BellSouth. Mr. John L. Clendenin, the former Chief Executive Officer of the Company, retired as Chairman of the Board on December 30, 1997. Directors who are officers of BellSouth do not participate in any action of the Board relating to any executive compensation plan described in this Proxy Statement. Mr. Reuben
V. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 1997, BellSouth Telecommunications, Inc. retained Phelps Dunbar with regard to a variety of legal issues. The amount of fees paid to Phelps Dunbar for such services was less than 5% of the firm's gross revenue for the last fiscal year.

Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Nominating and Compensation Committee should write to: Secretary, BellSouth Corporation, 1155 Peachtree Street, NE, Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

BOARD AND COMMITTEE MEETINGS

The Board of Directors held 11 meetings in 1997. All directors attended at least 91% of Board and committee meetings during 1997 except Mr. Codina, who attended 71% of the meetings. During 1997, the standing committees listed below assisted the Board in carrying out its duties.


COMMITTEE ON DIRECTORS AND CORPORATE GOVERNANCE



On February 23, 1998, the Board approved the formation of a new Committee on Directors and Corporate Governance. This Committee will have responsibility for considering and recommending nominees for membership on the Board of Directors of the Company; for assessing the performance of the Board of Directors and reporting the results to the full Board; for considering issues of corporate governance; and for recommending the processes and practices through which the Board will conduct its business. The responsibility for overseeing corporate governance and director-related matters currently assigned to the Nominating and Compensation Committee will be assumed by the new Committee.

                            COMMITTEES OF THE BOARD


      AUDIT               EXECUTIVE         FINANCE/STRATEGIC PLANNING    NOMINATING AND COMPENSATION
------------------  ----------------------  ---------------------------  ------------------------------
R. A. Terry, Chair  F. D. Ackerman, Chair   P. B. Davis, Chair           C. D. Spangler, Jr., Chair
R. V. Anderson      P. B. Davis             F. D. Ackerman               J. H. Blanchard
J. G. Medlin, Jr.   C. D. Spangler, Jr.     J. H. Brown                  A. M. Codina
W. S. Stavropoulos  R. A. Terry             R. B. Smith                  J. T. Wilson


AUDIT COMMITTEE

The Audit Committee met six times in 1997. Its duties and responsibilities include the following:

    - Provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting practices.

    - Recommends to the Board the appointment of the Company's independent public accountants.

    - Provides oversight of management's responsibility for the integrity of its accounting and financial reporting practices.


    - Provides oversight of management practices relating to ethical considerations and business conduct, including compliance with laws and regulations.


EXECUTIVE COMMITTEE

The Executive Committee did not meet in 1997. The Committee meets on call by the Chairman of the Board during the intervals between Board meetings and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors.

FINANCE/STRATEGIC PLANNING COMMITTEE

The Finance/Strategic Planning Committee met six times in 1997. Its duties and responsibilities include the following:

    - Reviews the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources.

    - Oversees the financial objectives, policies, procedures and activities of the Company.

NOMINATING AND COMPENSATION COMMITTEE


The Nominating and Compensation Committee met ten times in 1997. Its Report on Executive Compensation begins on page 22. During 1997, the responsibilities of the Nominating and Compensation Committee included the following:



    - Nominate qualified persons as directors and executive officers.



    - Establish overall strategy with respect to compensation for directors, officers and management.



    - Oversee the Company's executive succession plan.



    - Oversee corporate governance matters.



As a result of the formation of the Committee on Directors and Corporate Governance, as discussed above, the Nominating and Compensation Committee's responsibility for overseeing corporate governance and director-related matters will now be assumed by the new Committee.


DIRECTORS' PROXY COMMITTEE

The Board also has designated a Directors' Proxy Committee, which votes the shares represented by proxies at the Annual Meeting of Shareholders. Its members are Messrs. Ackerman, Spangler and Terry.

                            DIRECTORS' COMPENSATION

During 1996, the Nominating and Compensation Committee of the Board undertook an extensive review of the compensation paid to non-employee directors. Working with an outside consultant, the Committee concluded that the compensation package should be restructured to place more emphasis on equity in the Company and less on retirement benefits. The new compensation program, which became effective May 1, 1997, was designed to more closely align the directors' interests with those of the Company's shareholders. This goal was accomplished through the following:

    - 50% of the directors' annual retainer is paid in shares of BellSouth Common Stock and 50% is paid in cash;

    - The accrual of retirement benefits under the directors' retirement plan was discontinued effective April 30, 1997 and current directors were given the option of receiving their accrued benefits under the current retirement plan or converting the actuarial present value of the accrued retirement benefits into deferred BellSouth phantom stock units;

    - An annual grant of 200 shares of BellSouth Common Stock will be made to each director; and

    - The BellSouth Corporation Directors' Compensation Deferral Plan, which became effective May 1, 1997, allows directors to defer receipt of all or part of their cash or stock compensation into BellSouth phantom stock units.

FEES AND OTHER COMPENSATION


During 1997, directors who were not employees of BellSouth received the following:


      Annual retainer                                    $30,000 (50% paid in BellSouth
                                                         stock)
      Attendance fee for each Board meeting              $1,800
      Attendance fee for each Committee meeting          $1,500
      Annual retainer for each Committee chaired         $5,000

Non-employee directors are also provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. In 1997, the cost of such benefits was approximately $1,250 per director.

The Company has historically maintained a retirement plan for non-employee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement. Effective April 30, 1997, as discussed above, benefits no longer accrue under this plan.

NON-EMPLOYEE DIRECTOR STOCK PLAN

Under the Director Stock Plan, each non-employee director receives an annual grant of non-qualified stock options to purchase 2,000 shares of BellSouth Common Stock, together with tandem stock appreciation rights, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 1997, each of the 11 eligible non-employee directors were granted options to purchase 2,000 shares of common stock at a per share exercise price of $43.31.

STOCK OWNERSHIP INCENTIVES

To further link director and shareholder interests, the Director Stock Plan also provides that if the value of BellSouth Common Stock owned by a non-employee director exceeds five times the amount of the annual retainer for Board members, that director will receive additional stock options. The director receives one additional option for every two shares he or she owns in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 2,000 options. Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The following directors received grants of additional options at a per share grant price of $43.31 in 1997: Blanchard (310 additional options); Brown (2,000 additional options); Clendenin (2,000 additional options); Codina (777 additional options); Davis (304 additional options); Medlin (776 additional options); and Terry (247 additional options).

The director realizes value from the stock options only to the extent that the price of BellSouth Common Stock on the exercise date exceeds the price of the stock on the grant date.


NON-EMPLOYEE DIRECTORS' CHARITABLE CONTRIBUTION PROGRAM



The non-employee Directors' Charitable Contribution Program has been terminated with respect to new members of the Board; however, contributions will continue to be made on behalf of directors who were members of the Board prior to January 1997. This program was designed to acknowledge the service of Company directors and to recognize the mutual interests of directors and the Company in supporting worthy institutions. The program provided that BellSouth would make a contribution to an educational or cultural organization(s) designated by the director. Directors had to have five years of service on the Board or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of one million dollars payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


The following table sets forth ownership of shares of BellSouth Common Stock by each director, by each executive officer named in the Summary Compensation Table on page 27, and by all directors and executive officers as a group, as of February 2, 1998. These shares represent in the aggregate less than one percent of the outstanding shares.



                                            BENEFICIAL OWNERSHIP AS OF
                                                 FEBRUARY 2, 1998
                                                                              SHARES AND
                                           CURRENT                            STOCK UNITS
                                          BENEFICIAL   SHARES SUBJECT TO      HELD UNDER
NAME                                       HOLDINGS       OPTIONS(A)       DEFERRAL PLANS(B)     TOTAL
--------------------------------------------------------------------------------------------------------
F. Duane Ackerman.......................    19,799            56,146             50,569          126,514
Walter H. Alford........................    26,445            17,219              5,011           48,675
Reuben V. Anderson......................     1,000             4,666              1,703            7,369
James H. Blanchard......................     7,369             6,869              5,996           20,234
J. Hyatt Brown..........................    20,444             8,666              5,862           34,972
Armando M. Codina.......................     5,230             5,998              4,421           15,649
Phyllis Burke Davis.....................     3,175             6,664              2,394           12,233
Jere A. Drummond........................    37,028            49,404             15,347          101,779
R. M. Dykes.............................     5,935            19,945             11,685           37,565
Earle Mauldin...........................    27,744            48,035             23,911           99,690
John G. Medlin, Jr......................     5,000             6,114              7,963           19,077
Robin B. Smith..........................     2,000             4,000                765            6,765
C. Dixon Spangler, Jr...................     2,000             6,664              7,240           15,904
William S. Stavropoulos.................     2,200          --                      173            2,373
Ronald A. Terry.........................       800             6,664             10,827           18,291
J. Tylee Wilson.........................    10,000             9,946              1,182           21,128
Directors and Executive Officers as a
group...................................   257,419           412,078            277,861          947,358


------------------


(A) Shares, included in total, which may be acquired within 60 days after February 2, 1998 through the exercise of stock options. Options are exercisable at the market price on the date of grant and are not discounted. Directors and officers realize value from options when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.



(B) Represents shares of BellSouth stock, phantom stock units and accrued dividends on those shares and units, receipt of which has been deferred pursuant to various deferral plans. The phantom stock units are payable in cash, but track the performance of BellSouth stock. Neither the shares nor the units can be voted or transferred.

                              DIRECTORS' PROPOSALS


PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS



The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent accountants to audit the accounts of BellSouth and its subsidiaries for the year 1998. Coopers & Lybrand L.L.P. has audited the accounts and records of BellSouth and its subsidiaries since 1984. Representatives of Coopers & Lybrand L.L.P. will attend the Annual Meeting and have the opportunity to make a statement if they desire and will also be available to answer questions.



          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.


                            ------------------------


PROPOSAL 3: AMENDMENTS TO FAIR PRICE PROVISION



The Board of Directors has unanimously approved and recommends to the shareholders the adoption of amendments to Article 10 of the Company's Restated Articles of Incorporation. The changes are being made in order to conform
Article 10 to changes that have been made to the Georgia Business Corporation Code since the Article was adopted. In 1986, the Company's shareholders adopted what is now Article 10 of the Company's Restated Articles of Incorporation, which added statutory provisions which had recently been adopted by the Georgia legislature. The statutory provisions were designed to ensure that any multi-step attempt to take over a Georgia company is made on terms which offer similar treatment to all holders of each class of the company's voting stock. This discourages the use of so-called "two-tiered transactions," in which an acquiring party tenders cash at a substantial premium for a major stock interest in a corporation and later acquires the remaining interest in a so-called "freeze-out" merger in which minority shareholders may receive a lower cash price or a different form of consideration (e.g., securities) for their shares than the shareholders who sold in the first tier. The Board of Directors adopted a By-law provision, Article V, Section 2, which states that all of the requirements of these statutory provisions shall be applicable to business combinations of the Company.



Since 1986, the Georgia legislature has enacted several changes to the statutory provisions. The reference to "consolidations" has been eliminated since this conceptual transaction has been subsumed under statutory mergers for purposes of Georgia corporation law. In addition, the term "share exchanges" has been added to the definition of "business combinations." Share exchanges were not previously covered by the statute and are now explicitly included. This change would prevent either BellSouth or another company from arranging for a share exchange with existing shareholders on discriminatory terms without approval by disinterested directors and shareholders. Other changes made by the Georgia legislature were not substantive and would not affect the rights of BellSouth's shareholders. The Board feels that it is desirable to amend the provisions of
Article 10 so that it consistently tracks the language of the statute. This will avoid any question in the future regarding the applicability of the Georgia Code provisions. If the language in Article 10 differs, even in a non-substantive way, from the language in the statute, disputes as to meaning and applicability could arise, resulting in increased litigation expense to the Company. Moreover, since the Company's By-laws provide that the requirements of these provisions shall be applicable to business combinations of the Company, it is important to maintain consistency between the statutory provisions and the provisions of the Restated Articles of Incorporation.


The Board of Directors has unanimously approved and recommends that the shareholders vote FOR the following amendments to Section I of Article 10 of the Articles of Incorporation:

    (1) Paragraph (5) of Section I of Article 10 shall be amended as follows:

       (a) Subparagraph (5)(A) shall be amended by deleting the phrase "or consolidation" following the word "merger" in two places; and

       (b) A new subparagraph (5)(B) shall be added which shall read as follows:

           "(B) Any share exchange with (i) any interested shareholder or (ii) any other corporation, whether or not itself an interested shareholder, which is, or after the share exchange would be, an affiliate of an interested shareholder that was an interested shareholder prior to the consummation of the transaction;"

       and the remaining subparagraphs of Paragraph (5) of Section I shall be renumbered accordingly;

       (c) Subparagraph (5)(E), which shall become subparagraph (5)(F) if the proposed amendments are adopted by the shareholders, shall be amended by deleting the phrase "or consolidation" following the word "merger" and by adding the phrase "or any share exchange with any of its subsidiaries" following the phrase "or any merger of the corporation with any of its subsidiaries";

    (2) Paragraph (8) shall be amended by adding the phrase "in addition to the definition contained in Georgia Business Corporation Code Section 14-2-140," following the word "Corporation"; and

    (3) A new Paragraph (12) shall be added which shall read as follows:

                "(12) "Net assets" means the amount by which the total assets of the Company exceed the total debts of the Company;"

    and the remaining paragraph of Section I shall be renumbered accordingly.

A copy of Section I of Article 10 as it will read if the amendments are approved by the shareholders at the Annual Meeting is attached to this Proxy Statement as Exhibit A.


Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.



          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.


                            ------------------------


PROPOSAL 4: AMENDMENTS TO DIRECTOR EXCULPATION PROVISION



The Board of Directors has unanimously approved and recommends to the shareholders the adoption of amendments to Article 11 of the Company's Restated Articles of Incorporation to reflect changes that have been made by the Georgia legislature since the Article was adopted. In 1988, the shareholders approved an amendment to BellSouth's Articles of Incorporation that added a new Article then designated as Article 14 (now Article 11), which provided:


    No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his or her duty of care or any other duty as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (ii) for acts or omissions not in good faith or constituting intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.


The section of the Georgia Business Corporation Code authorizing such exculpatory provisions has been amended by the Georgia legislature to change the phrase"monetary damages for breach of his or her duty of care or any other duty as a director" to the phrase "monetary damages for any action taken, or any failure to take any action, as a director," to remove the reference to "not in good faith," and to make several other technical revisions. The Board of Directors believes that the phrase "duty of care or any other duty as a director" in the original statutory provision was intended to provide exculpation for monetary damages for breaches of any and all of a director's duties, with certain specified exceptions.

Therefore, by replacing this phrase with the phrase "any action taken, or any failure to take any action," the legislature has not expanded the universe of acts for which directors can be protected; it has simply used more straightforward wording. The new language eliminates any reason to litigate whether a "duty" may have been breached and makes clear that a director will be entitled to exculpation for monetary damages for any act he or she performs as a director, and for any failure to act as a director. Elimination of the reference to "acts or omissions not in good faith" from the list of acts for which a director could not be exculpated for monetary damages is designed to eliminate a vague and duplicative standard. "Intentional misconduct or a knowing violation of law" is a more precise standard that would be inconsistent with "good faith." The legislative history indicates that this amendment brings the provision more into line with similar provisions enacted by the legislatures of a number of other states. It is uncertain, however, whether or not adoption of the amendment would have the effect of narrowing the circumstances under which a shareholder may seek monetary damages for actions by directors.



The Board of Directors believes that it is appropriate and advisable to amend
Article 11 of BellSouth's Restated Articles of Incorporation to conform to the current language of the Code. To the extent that the exculpatory charter language varies from the language of the enabling statute, disputes as to meaning and applicability could arise, resulting in greater litigation expense to the Company and less certainty to the directors who are the beneficiaries of this provision. The Board has unanimously approved and recommends that the shareholders vote FOR the amendment to Article 11 of the Restated Articles of Incorporation to read as follows:



    No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for ANY ACTION TAKEN, OR ANY FAILURE TO TAKE ANY ACTION, as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director RECEIVED an improper personal benefit. (New language is italicized.)



BellSouth has not received notice of any suit or proceedings as to which these provisions would apply, nor would they apply to any pending lawsuits. The new provisions will only apply to claims for monetary damages brought against the directors in the future and are not retroactive, nor would they affect the ability of shareholders to seek equitable remedies against the directors.



Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.



          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.


                            ------------------------

                             SHAREHOLDER PROPOSALS

The following shareholder proposals may be presented for a vote at the Annual Meeting. We expect the proposals to be presented either by the proponent or a designated representative. The proposals are printed exactly as they were submitted by the shareholder, except for changes permitted by the Securities and Exchange Commission. Spaces are provided on the accompanying proxy card to vote FOR, AGAINST, or ABSTAIN with respect to each of the proposals.


PROPOSAL 5: EXECUTIVE OFFICERS' INCENTIVE AWARDS


Robert S. Kopach, 4309 San Carlos Drive, Fairfax, Virginia 22030-5371, record owner of 318 shares of BellSouth Common Stock, has informed the Company that he intends to present the following proposal at the Annual Meeting:

RESOLVED:

I recommend that the current Short Term and Long Term Incentive awards for executive officers be abolished. The new Short Term Incentive award I propose would be tied proportionately to the price of the stock at end of the year.
Example: if stock price is up 20% at end of the year, then the incentive award would be 20% of salary.


1. Under the existing incentive plans, as illustrated in the Summary Compensation table, executive officers are getting rich at the expense of customers, employees and shareholders. Example: Short Term award range from 95% to over 200%. These excessive incentive plans have gotten out of control. When and where will it end?


2. There is no need for any Long Term Incentive award. Since the annual salary is more than adequate and the executive officers receive an annual award.

3. Under my proposed Short Term Incentive Plan the executive officers award would be aligned with the shareholders return by tying their award to the stock price appreciation. This is clear and fair.

4. We need to bring some justice and equity back into the workplace. There is too big a gap between what the executive officers make and the pay of the average worker. The pay an executive officer makes in a few years far exceeds the average workers total lifetime or career earnings.

5. The only reason management gets away with this abuse of power is that most of the shareholders do not take the time to read the proxy materials. Unfortunately, they are too trusting and vote according to the board's recommendations. Please note that the Board of Directors are mostly executive officers or retired executive officers from other companies. Members of the board all hold seats for several other companies. Imagine that Huh!

6. The media needs to inform and educate the shareholders and public before proxy materials coming out in order to win a battle such as this. It is their responsibility to report the news and not worry about the reprisals such as the loss of advertising dollars.

7. My point has been made the current incentive plans are just wrong. The Company has the nerve to talk about shareholder value.

8. Management needs to be held accountable. A vote for this proposal will send a clear message and remind them they work for us the shareholders. Lets make it right. Make management walk the talk.

BOARD OF DIRECTORS' RECOMMENDATION:

THIS PROPOSAL WAS SUBMITTED AT THE 1993, 1995, 1996 AND 1997 ANNUAL MEETINGS AND WAS DEFEATED BY A MAJORITY OF THE VOTES CAST. Your directors have again considered the proposal and continue to believe it would make the executive officers of the Company less accountable for performance than under the compensation program now in place.

Short term awards are not extra compensation. Total annual compensation, including both standard short term awards and base salary, is set at levels comparable to that at companies similar to BellSouth. A significant part of this total amount must be earned, under the short term plan, based on how effectively the executives manage the business during the year. In addition, the BellSouth Corporation Officer Short Term Incentive Award Plan grants awards intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code. If short term awards based on performance were eliminated, there would be no direct correlation between annual cash compensation and operational performance. Executives would be less accountable for important goals, such as customer satisfaction, which they must now achieve to earn a short term award. Setting measurable standards and paying executives based on their achievement of these standards is a much more effective way to achieve important goals set by the Board of Directors.

Stock performance is important and is already a part of the Company's compensation programs. In fact, stock performance, including total return to shareholders as well as stock price appreciation, is the only measurement under the Company's long term incentive program. The Nominating and Compensation Committee Report on Executive Compensation (beginning at page 22 of this Proxy Statement) explains the compensation programs in detail. Shareholders should find this Report helpful in evaluating this proposal.


            FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS


        STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 5.


                            ------------------------


PROPOSAL 6: SALARY AND COMPENSATION CEILING


Raymond M. Baechle, Jr. and Carla D. Baechle, 6420 W. Falcon's Lea Dr., Davie, Fl 33331, record owners of 273 shares of BellSouth Common Stock, have informed the Company that they intend to present the following proposal at the Annual
Meeting:

"Resolved:

The shareholders of BellSouth recommend that the Board of Directors institute a salary and compensation ceiling such that as to present and future contracts, no senior executive or director of the Company receive combined salary and other compensation which is more than nine and one half times the annual wage of a wage scale 32 non-management employee. Currently this amount would be ($42,952 x 9.5) $408,044.00 annually. As wages increase for non-management employees, so will this compensation ceiling."

"Reasons:


Officers and directors of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet they give the appearance that they run the corporations primarily for their benefit and incidentally for the shareholders. The Board of Directors, a closed group which perpetuates itself determines who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. Directors and officers can run the corporation as if it were their property. Thus, officers may drain away millions of dollars in salary, stock options and other compensation. When the recommended ceiling on salary and compensation is exeeded [sic], it demonstrates an expression of greed and abuse of power. A prime example of this is the variable compensation program now in place which was applied to Mr. Ackerman for the one day of 1996 in which he served as Chief Executive Officer and to Mr. Clendenin who retired on December 30, 1996."


"The Company argues that a significant part of the executive officer's compensation is at risk and is earned only if specific performance goals are met. With the current downsizing trend, executive officers are in a win-win situation. As more employees are cut, expenses drop, profits increase and their bonuses increase."

"High compensation need not serve as an incentive for a better run or more profitable corporation. There is no shortage of qualified people who could do as good a job as the incumbent officers of the corporation and who have no hesitation on serving within the aforementioned pay ceiling."

"The officers and directors of the Company seem to forget that it is the average worker within this company who makes it profitable. We need to bring some justice and equity into the workplace. There is a large gap between what the executive officers make and the pay of the average worker."

"The Company has chosen to outsource areas which are closer to the core business, shifting the cost structure from fixed to variable. It claims this will increase capabilities and innovation and reduce costs. In reality, outsourcing has led to promotions of management people, an increase in the number of people (contractors) to do the same work as those outsoured [sic], and increased costs. Increased innovation within the Company is not necessarily the product of outsourcing, it can be achieved if the employees are given the flexibilty [sic] and empowerment to do so."

"If you AGREE please mark your proxy FOR this resolution."

BOARD OF DIRECTORS' RECOMMENDATION:


The Board of Directors of the Company reviews the compensation of the Company's directors and executive officers in light of market conditions, the Company's financial performance and other factors. As discussed in the Nominating & Compensation Committee's Report on Executive Compensation at page 22, the Board believes that competitive compensation levels are necessary to attract and retain qualified directors and management and to provide appropriate performance incentives to the Company's executive officers.


The Board of Directors believes that the Company's executive officer compensation program has allowed the Company to attract and retain talented, experienced management. Furthermore, compensation policies which attract and retain qualified directors and management are in the best interests of the shareholders because qualified management and a qualified board of directors are integral to enabling the Company to achieve its performance goals.

The Board of Directors therefore believes that inflexible requirements regarding compensation, such as that contemplated by this proposal, will hinder its ability to manage the Company for the best interests of the shareholders and that the Board of Directors should retain discretion with respect to the compensation of the Company's management.

            FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS


        STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 6.


                            ------------------------

PROPOSAL 7: EXECUTIVE BONUS RESTRICTION



B. Wayne Carmichael, 19269 E. 900 Avenue, Dieterich, IL 62424, Trustee for M. Katherine Carmichael Trust and record holder of 2,466 shares of BellSouth Common Stock, has informed the Company that he intends to present the following proposal at the Annual Meeting:


Executive compensation in excess of one million dollars comes directly from company earnings and is a dilution of shareholders value, not tax deductible. The board shall consider shareholders value and interests above self interest of executives. This proposal does not inhibit the Board from its legal and fiduciary obligations.


Resolved that the shareholders recommend that the company shall restrict any one executive bonus to no more than one million dollars per year, including stock options.


SUPPORTING STATEMENT:

It may be argued that procedures are in place to provide limited compensation. Facts do not support the argument. Shareholders confidence is low with regard to Board action.

Chairman of the Board, Mr. Clendenin received 2.7 million dollars in pay plus options and an additional 3 million dollars to retire early. At the same time stock value fell 7%. It is also noted, first quarter profit fell 29% from the same 1996 quarter. Earnings per share fell from 98 cents to 70 cents in the same period.

This performance should not be rewarded with a big bonus, thus diluting shareholders value.

We need to bring equity back into the work place. The pay an executive officer makes in a few years far exceeds the average workers lifetime earnings. It seems the board of directors have forgotten that they work for the shareholders.

I could go on about the injustices of excess executive compensation. My point has been made--It is just wrong!

Vote yes for this proposal.

BOARD OF DIRECTORS' RECOMMENDATION:


This proposal, like the proposal presented in four of the last five years by Mr. Robert Kopach (Proposal 5 at page 15 above) deals with the annual bonuses awarded to the executive officers of the Company. This proposal seeks to limit executive bonuses to $1 million per year, including stock options.



Once again, the Board of Directors believes that it would not be in the best interests of the Company or its shareholders to adopt this proposal. Short term awards are not simply "extra" compensation. As explained in its Report on Executive Compensation on page 22, the Nominating & Compensation Committee carefully targets the executive officers' total annual compensation, including both standard short term awards and base salary, at levels comparable to those at companies similar to BellSouth. A significant part of this total amount must be earned, based on how effectively the executives manage the business during the year. In addition, the BellSouth Corporation Officer Short Term Incentive Award Plan grants awards intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code. Placing an arbitrary limit on the amount of the short term award limits the incentive for the officers to improve the performance of the business. Setting measurable standards and paying executives based on their achievement of those standards is a much more effective way to achieve important goals set by the Board of Directors.

The Board of Directors believes that the proposal's Supporting Statement is based on erroneous and misleading factual statements and does not support the proponent's position. The Board is confident that the methods it uses to determine the incentive awards for the executive officers are in fact in the best interests of the shareholders of the Company. It therefore believes that this proposal should be rejected.


                  FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS
              STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 7.


                            ------------------------


PROPOSAL 8: POLITICAL CONTRIBUTIONS


John P. Sloan and Bernardine J. Sloan, 2741 S. Fourth St., Apt D, Springfield, IL 62703, record owners of 200 shares of BellSouth Common Stock, have informed the Company that they intend to present the following proposal at the Annual
Meeting:

                              SHAREHOLDER PROPOSAL


Recommended:



It is requested that BellSouth (hereafter referred to as the corporation) shall obtain shareholder consent/ approval for political contributions in excess of $10,000.00 annually to a political party. Be it further requested that the corporation shall publish in its annual report to shareholders a list of political contributions for the previous 12 month period.


Supporting statement of shareholder:

The Corporation, through its Board of Directors, contributes many thousands of dollars to the political process in an effort to influence political decisions dealing with a variety of items ranging from socio-economic issues to environmental factors.

Oftentimes, an individual shareholder many [sic] differ with the corporate view toward the above issues. But, by virtue of ownership of shares, the shareholder is giving tacit approval to the Directors to contribute to a political party which is in opposition to the shareholder's individual views.

At the very least, a shareholder of a public-traded corporation is entitled to know where and when his/her views differ from the corporate view regarding the political process and its bearing on socio-economic and environmental factors.

This proposal would reveal any differences between the shareholder's individual views and corporate activity in the political process. Consequently, the shareholder would have an opportunity to defend his/ her views by taking appropriate action.


Without this proposal, a corporate decision to support a political party could be tantamount to coercive cooptation [sic] of shareholders in accepting or supporting a political party contrary to a shareholder's individual view.


The publication of political contributions should be in tandem with a limit on political contributions of $10,000.00. The $10,000.00 limit will help abate "influence peddling". Huge corporate contributions to a political party (referred to as "soft money") are ultimately and indirectly used to buy influence on a particular issue from a candidate (referred to as "hard money"). Until such a time that effective campaign finance laws are enacted (which appears remote at this junction) shareholders must initiate action at the grass roots level in order to curb the abuse of corporate contributions to the political process.

A past statesman cautioned us on this subject: All that remains to insure corrupt government is for all good (wo)men to do nothing. The words may not be the exact quotation, but the message is clear: sit on your rights too long and you may lose the privilege to exercise them.

If shareholders fail to act on this proposal, its failure could seriously undermine the principle of "One (wo)man--one vote!"


If shareholders wish to contribute or participate in the political process, most of us are mature enough to do so on an individual basis. We should not be subjected to coercive cooptation [sic] in supporting a political party which stands in opposition to our individual beliefs.


BOARD OF DIRECTORS' RECOMMENDATION:

The Board believes that approval of this shareholder resolution would require the unnecessary expenditure of funds by the Company and would not provide the shareholders with any appreciable benefit in return.

It is BellSouth's policy to comply fully with all federal, state and local laws governing corporate contributions to political candidates. Employees may make contributions to a Political Action Committee ("PAC") or directly to a state candidate's campaign. A PAC's funds come solely from voluntary contributions by the Company's employees, except in some states in which the Company may make contributions to a PAC. Under federal and state election laws, PACs must publicly disclose information about their contributions. Many states also require candidates to disclose contributions above a specified limit. Therefore, most of the information sought by this proposal is already publicly available. The Board thus believes that the expenditure of the Company funds and the employee time that would be required in order to create a report to shareholders on the Company's political contributions is unnecessary.

The total amount of the Company's corporate political contributions, including contributions to political parties is quite small and is insignificant in relation to the Company's business. The Company's corporate expenditures in support of federal and state government affairs activities on legislative and regulatory matters are a legitimate business expense. Because the Company's business operations are subject to numerous laws and regulations, it is critical that we maintain our access and visibility to the legislators who in effect control our future. The Board therefore believes that it would not be in the best interests of the Company to ask shareholders to approve of or consent to the Company's political contributions. This is an issue related to the business of the Company that should be left to the judgment of management and the Board of Directors.

In addition, the inference by the proponents that the Company's political contributions are somehow abusive or used for improper purposes is false and misleading. As stated above, the Company complies with all federal, state and local laws relating to contributions and does not in any way abuse the political contribution process.


                  FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS
              STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 8.


                            ------------------------

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION


POLICY

The Nominating and Compensation Committee of the BellSouth Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee is composed entirely of independent, non-employee directors.

The Company's executive compensation program is based on a philosophy that the total compensation package must be competitive with similar companies in order to attract and maintain executive talent. The program also seeks to emphasize variable compensation. The 1997 executive compensation program was based on the following principles:

    - Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

    - Annual incentive awards are dependent upon the Company's performance against established target levels and its financial performance relative to its peers.

    - Long-term incentive awards include stock options and cash incentives based on Total Shareholder Return ("TSR"), which is measured by adding the amount of appreciation in the Company's stock price to the amount of dividends paid to shareholders. The amounts of the awards are determined by comparing BellSouth's TSR to the TSR of peer companies. As a result, officers' rewards are directly linked to the return realized by BellSouth shareholders.


The 1997 executive compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out in detail below.


STOCK OWNERSHIP GUIDELINES

In keeping with its belief that tying the interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in the Company. In order to incent officers to exceed the targets, awards of Incentive Stock Options are made to those who do exceed the targets. In 1997, the Company awarded 69,796 Incentive Stock Options to 34 officers who exceeded their stock ownership targets.

BASE SALARY


BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of the telecommunications industry specifically, and proxy materials of the companies included in the performance graph on page 32. After reviewing the market competitiveness of each individual salary and the CEO's recommendations regarding individual pay treatment, the Committee approved individual salary levels for the named executive officers as shown on the Summary Compensation Table on page 27.


ANNUAL INCENTIVE AWARDS

In April 1996, the Company's shareholders approved the BellSouth Corporation Officer Short Term Incentive Award Plan (the "Incentive Award Plan"). The purpose of the Incentive Award Plan is to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing the Company to fully deduct these payments. The Incentive Award Plan establishes an overriding performance goal prohibiting the payment of any short term award to eligible officers unless the Company has positive Consolidated Earnings, as defined in the plan. Furthermore, the Incentive Award Plan establishes maximum levels of awards payable to any one individual. The Committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer.

The Incentive Award Plan is intended to place a significant part of each executive's annual compensation at risk. Annual incentive awards for a particular year are based on that year's performance (measured by revenue growth, net income, and customer satisfaction) and individual achievement of commitments linked to corporate strategic objectives. Performance objectives are approved by the Committee at the beginning of each year based on a projection of the results BellSouth will be required to achieve in order to be a top-performing company in its peer group. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. The measurements and target performance levels for each officer are tied to the business entity with which he/she is most closely associated. For 1997, the typical executive officer's award, excluding the Chief Executive Officer's, was weighted as follows: 62.5% financial results; 12.5% customer satisfaction results; and 25% individual strategic results. In addition, the officer's award can be adjusted by the Committee based upon a comparison of the Company's financial performance with the financial performance of the peer group of companies. Awards of officers who manage a business unit are based on a comparison of that business unit's financial performance with the financial performance of companies in a related industry group. If the Company's financial performance is above the median performance of a selected group of its peers, officers' awards will be above the median incentive award level. Similarly, if the Company's performance is below the median performance of its peers, officers' awards will be below the median incentive award level.


Application of the methodology described above resulted in the payment of the amounts reported in the Summary Compensation Table on page 27 to the named executive officers for 1997. The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section entitled "1997 Compensation for the Chief Executive Officer."


LONG TERM INCENTIVE PROGRAM

BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The Committee wants to incent the Company's officers to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors such as alternative local exchange service providers, cable companies, wireless service providers, and long distance carriers.

This philosophy is put into effect by basing the Company's long term incentive plans on the performance of BellSouth stock. First, under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price on the date of grant. The Company does not issue options at less than fair market value at the date of grant and the officer receives value from the options only if the stock price appreciates.

In 1997, in addition to the stock option grants, the Committee also awarded dividend equivalent rights to each officer for the 1997-1999 performance period, as described in the section entitled "Long Term

Incentive Plan Awards in Fiscal Year 1997" on page 29. The only performance factor used to determine payouts under this program is relative Total Shareholder Return (TSR), which is defined on page 22. The Committee believes that the grant of dividend equivalent rights emphasizes pay for performance and provides an additional incentive for officers to maximize TSR.


The amount of stock options and dividend equivalent rights granted to each officer for 1997 was determined by applying an annual grant level percentage against each individual executive's base salary. This percentage was comparable to the grant practices of the high-performing companies, as determined by examining external surveys and data from proxy statements. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The number of dividend equivalent units awarded was determined by using the calculated present value of the dividend payment stream on a share of BellSouth stock, assuming constant dividend amounts. The Committee does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.


In 1993, 1994 and 1995, the Company's executives received grants of units under the Shareholder Return Cash Plan ("SRCP"). Each grant provided for five annual cash payments. The maximum payment under the SRCP is 100% of the value of the annual dividends paid by the Company on a share of common stock multiplied by the number of units granted. The actual amount of the payments is determined by comparing the Company's TSR with the median TSR of a peer group of companies. BellSouth's TSR exceeded the median TSR of the peer group for all performance periods. As a result, each officer received the amount reported on the Summary Compensation Table on page 27.


1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

1997 BASE SALARY: F. Duane Ackerman became Chief Executive Officer of the Company on December 30, 1996, following the retirement of John L. Clendenin. In determining Mr. Ackerman's 1997 base salary, the Committee reviewed reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Due to the fact that Mr. Ackerman was newly promoted to his position, Mr. Ackerman's 1997 salary was not set at the market-competitive level. However, assuming satisfactory performance, the Committee intends to increase Mr. Ackerman's salary to a market-competitive level over the next few years.

1997 SHORT TERM INCENTIVE AWARD: In determining the Chief Executive Officer's short term incentive award for 1997 performance, the Committee reviewed BellSouth's 1997 financial performance with respect to the standard plan measurements of revenue growth, net income, and customer satisfaction. In addition to taking into account BellSouth's financial performance and customer satisfaction levels, the Committee considered BellSouth's continuing efforts to achieve and maintain a competitive position within the communications industry.

Under Mr. Ackerman's leadership in 1997, BellSouth continued to operate in accordance with the three major components of its corporate strategy: to strengthen its leadership position as the premier telecommunications company in the South; to grow its domestic wireless business profitably; and to grow, evolve and expand its international operations with an emphasis on Latin America. The following accomplishments are evidence of the success of these strategies:

    - Growth in earnings per share, adjusted for special items, of 12.3%, the best in the Company's peer group;

    - Growth of access lines in service by 4.8%, setting a record for the number of new access lines in a calendar year;

    - Continued growth in revenues from value-added telephone services such as Caller ID, Call Waiting and MemoryCall-Registered Trademark- voice messaging service, which generated $1.3 billion in revenues, a 24% increase over 1996;

    - Continued aggressive efforts to ensure that the provisions of the Federal Telecommunications Act of 1996 are properly applied and that the marketplace is opened to full and fair competition. The Act gives BellSouth the ability to compete in the long distance market, clarifies the rules for entry into the video market and enables BellSouth to jointly market all of its services, including cellular services;

    - Continued improvement in productivity of telephone operations, which now leads the industry in employee productivity, as measured by the number of employees per 10,000 access lines;

    - Continued growth in domestic and international wireless customers, bringing total worldwide wireless customers to 6.1 million;

    - Continued growth in international operations, particularly in Latin America, with such significant accomplishments as (a) winning the cellular license for Sao Paulo, Brazil, the world's third largest city with a population of 18 million; (b) winning the cellular license for the northeastern region of Brazil, with a population of 26 million; (c) acquiring a majority stake in Tele 2000, a telecommunications company in Peru; (d) acquiring a majority stake in OTECEL, one of two nationwide wireless telephone companies in Ecuador; and (e) acquiring a 49% stake in Nicacel, a company that provides cellular service in the Pacific region of Nicaragua; and

    - Continued to take major steps toward providing cable service through the launch of digital video service in New Orleans and the acquisition of digital video rights in Atlanta, Miami and other areas of Florida.


Based on these factors, the Committee felt that Mr. Ackerman had provided strong strategic leadership for the Company. Since there was no pre-established formula for determining the annual incentive award for the Chief Executive Officer, the Committee reviewed the factors described above and, exercising its judgment, awarded the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table on page 27.



1997 LONG TERM INCENTIVE AWARD: The Committee also approved payment to the Chief Executive Officer of the amount shown in the Summary Compensation Table for units granted under the Shareholder Return Cash Plan for performance periods beginning in 1993, 1994 and 1995. This payment represents 100% of the target value and was based on a comparison of BellSouth's TSR to the median shareholder return of the peer group shown in the performance graph. Using the same procedure as is described in "Long Term Incentive Program", above, the Committee also approved grants of stock options and dividend equivalent rights as shown in "Option/SAR Grants in 1997" on page 28 and "Long Term Incentive Plan Awards in 1997" on page 29. Finally, the Committee approved the grant of 2,308 Incentive Stock Options to the Chief Executive Officer in recognition of the fact that his level of stock ownership for 1996 exceeded the established executive stock ownership target.


INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

The Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million per executive officer the Company's deduction for compensation paid to certain executive officers of the Company which does not qualify as "performance-based". To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

The Committee continues to carefully consider the impact of this tax code provision and has taken several steps which are designed to comply with its provisions and to minimize compensation payments for which the Company does not receive a tax deduction. First, it adopted the BellSouth Corporation Stock Plan which was approved by the Company's shareholders in 1995. This plan establishes performance criteria which are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1,000,000 limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan approved by the Company's shareholders in 1996. Awards made pursuant to this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1,000,000 limitation. Due to these actions and to voluntary deferrals of compensation, the Company believes that there will be only a minimal loss of tax deductions related to the named executive officers' 1997 compensation. The Committee will continue to examine the effects of this tax provision and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

C. Dixon Spangler, Jr., Chairman
James H. Blanchard
Armando M. Codina
J. Tylee Wilson
                            ------------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Nominating and Compensation Committee consists of Messrs. Spangler (Chair), Blanchard, Codina, and Wilson. None of the members of the Nominating and Compensation Committee are former or current officers or employees of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                                 ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                                                                  AWARDS        PAYOUTS

                                                                    OTHER
                                                                   ANNUAL       SECURITIES
                                                                   COMPEN-      UNDERLYING       LTIP        ALL OTHER
          NAME AND                                      BONUS      SATION      OPTIONS/SARS     PAYOUTS    COMPENSATION
     PRINCIPAL POSITION         YEAR     SALARY ($)    ($)(A)      ($)(B)           (#)         ($)(C)        ($)(D)
F. D. ACKERMAN                     1997   $   825.0   $ 1,300.0   $    11.0        208,608     $   148.0     $   107.4
Chairman of the Board,             1996   $   610.0   $   793.0   $    11.2        115,700     $   148.0     $   108.0
President and Chief                1995   $   498.0   $   516.3   $    15.3        138,400     $ 1,186.6     $   110.6
Executive Officer
J. A. DRUMMOND                     1997   $   500.0   $   522.5   $    11.2         89,808     $    83.2     $    82.6
President and Chief                1996   $   438.0   $   547.5   $    15.1         72,700     $    83.2     $    81.2
Executive Officer--BellSouth       1995   $   354.0   $   350.9   $     9.4         88,040     $   672.0     $    76.5
Communications Group
E. MAULDIN                         1997   $   465.0   $   523.5   $    12.9         83,708     $    77.5     $   107.4
President and Chief                1996   $   400.0   $   417.5   $    13.2         68,911     $    77.5     $   108.6
Executive Officer--BellSouth       1995   $   323.0   $   321.0   $    12.1         80,840     $   640.7     $    92.4
Enterprises, Inc.
W. H. ALFORD (E)                   1997   $   388.0   $   358.5   $    12.0         60,508     $    77.5     $   128.8
Executive Vice President and       1996   $   370.0   $   370.5   $    13.0         55,211     $    77.5     $   126.8
General Counsel                    1995   $   346.0   $   273.3   $    11.9         69,640     $   587.4     $   147.2
R. M. DYKES                        1997   $   360.0   $   349.0   $    16.9         56,296     $    35.1     $    64.9
Executive Vice President and       1996   $   271.3   $   307.5   $    11.8         38,175     $    35.1     $    62.3
Chief Financial Officer            1995   $   222.0   $   159.1   $     9.9         34,200     $   263.0     $    57.6


--------------

Notes

(A) The amounts reported for 1997 and 1996 were amounts earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The 1995 amounts also include amounts earned under the Shareholder Return Cash Plan ("SRCP") for the first year of the 1995-1999 performance period.

(B) Tax "gross up" for financial counseling and use of motor vehicle.

(C) The amounts reported for 1997 and 1996 were earned under the SRCP for the second and subsequent years of five year performance periods beginning in 1993, 1994, and 1995. Amounts reported for 1995 also include the value of shares that were earned under the BellSouth Corporation Executive Long Term Incentive Plan, the final payment under this plan.


(D) Included in this category for 1997 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $60.5, $45.4, $79.1, $98.9, and $43.0, respectively; (b) Company matching contributions to certain employee benefit plans, $7.7, $9.7, $7.8, $9.7, and $9.6, respectively; (c) benefits substantially equal to Company matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $29.7, $18.4, $13.3, $11.3, and $9.9, respectively; and (d) value of benefits from premiums paid by the Company under the BellSouth Life Insurance Program, $9.5, $9.1, $7.2, $8.9, and $2.4, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the policies.


(E) Mr. Alford has announced his intention to retire from the Company effective April 1, 1998.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table contains information concerning the grant of stock options to the five named executive officers during 1997. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Value" column. The officer realizes value from the stock options only to the extent that the price of BellSouth Common Stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below. These amounts should not be used to predict stock performance.

                          OPTION / SAR GRANTS IN 1997


                                                                                         GRANT DATE
                                   INDIVIDUAL GRANTS                                        VALUE
                                   NUMBER OF      % OF TOTAL                                GRANT
                                  SECURITIES     OPTIONS/ SARS                              DATE
                                  UNDERLYING      GRANTED TO     EXERCISE OR               PRESENT
                                 OPTIONS/SARS      EMPLOYEES     BASE PRICE   EXPIRATION    VALUE
             NAME                 GRANTED (#)   IN FISCAL YEAR     ($/SH)       DATE       ($000)
F. D. ACKERMAN                       206,300(A)         3.30%     $   44.38      2/3/07   $1,795.0(C)
                                       2,308(B)          .04%     $   43.31     4/28/07   $  20.5(D)
J. A. DRUMMOND                        87,500(A)         1.40%     $   44.38      2/3/07   $ 761.3(C)
                                       2,308(B)          .04%     $   43.31     4/28/07   $  20.5(D)
E. MAULDIN                            81,400(A)         1.30%     $   44.38      2/3/07   $ 708.2(C)
                                       2,308(B)          .04%     $   43.31     4/28/07   $  20.5(D)
W. H. ALFORD                          58,200(A)          .93%     $   44.38      2/3/07   $ 506.4(C)
                                       2,308(B)          .04%     $   43.31     4/28/07   $  20.5(D)
R. M. DYKES                           54,000(A)          .86%     $   44.38      2/3/07   $ 469.8(C)
                                       2,296(B)          .04%     $   43.31     4/28/07   $  20.4(D)


--------------

Notes

(A) Under provisions of the BellSouth Corporation Stock Plan (the "Stock Plan"), the Board of Directors granted stock options to key employees to purchase shares of BellSouth Common Stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1997 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted in 1997. All options vest immediately in the event of a change in control.


(B) Incentive Stock Options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See "Nominating and Compensation Committee Report on Executive Compensation" at page 22.


(C) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility-19%, dividend yield-3.24%, and a risk-free rate of return of 6.19% based on options being outstanding for a five year term.

(D) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility-19%, dividend yield-3.32%, and a risk-free rate of return of 6.79% based on options being outstanding for a five year term.

OPTION / SAR EXERCISES AND HOLDINGS

The following table sets forth information with respect to the five named executive officers concerning the exercise of options/SARs during 1997 and unexercised options /SARs held on December 31, 1997.

                   AGGREGATED OPTION / SAR EXERCISES IN 1997
                    AND FISCAL YEAR-END OPTION / SAR VALUES

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                        SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                      ACQUIRED ON     VALUE        OPTIONS / SARS AT         OPTIONS / SARS AT
                       EXERCISE     REALIZED      FISCAL YEAR-END (#)      FISCAL YEAR-END ($000)
        NAME              (#)        ($000)     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------------------------
F. D. Ackerman                 0            0       33,546      566,200    $ 1,021.6    $ 9,656.1
J. A. Drummond            17,170    $   496.7       37,004      300,000    $ 1,085.1    $ 5,237.9
E. Mauldin                 4,300    $   113.7       35,635      276,600    $ 1,013.1    $ 4,836.1
W. H. Alford                   0            0        4,819      236,300    $    74.9    $ 4,256.7
R. M. Dykes                2,218    $    58.6       15,145      150,800    $   412.1    $ 2,523.3

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1997

The following table provides information concerning awards of dividend equivalent rights made to the named executive officers during 1997 under the BellSouth Stock Plan. Each dividend equivalent right is represented as a unit under the Shareholder Return Cash Program. Each unit awarded provides the contingent right to receive an amount of cash equal to the total dividends paid on a share of common stock over a three year performance period. Under the provisions of the program, payments are made following the performance period and are adjusted based on a comparison of BellSouth's Total Shareholder Return ("TSR") with the TSR of five other telecommunications companies. If BellSouth's TSR ranks first, 200% of the award will be paid. If BellSouth's TSR ranks sixth, no award will be paid. Awards are paid solely in cash and may not be deferred. Plan participants may not sell, assign or otherwise transfer the awards.


                    LONG TERM INCENTIVE PLAN AWARDS IN 1997


                               NUMBER OF     PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS
                             SHARES, UNITS        OTHER                 UNDER NON-STOCK
                                  OR          PERIOD UNTIL         PRICE-BASED PLANS ($000)
                             OTHER RIGHTS     MATURATION OR     THRESHOLD    TARGET     MAXIMUM
           NAME                   (#)            PAYOUT            ($)         ($)        ($)
------------------------------------------------------------------------------------------------
F. D. Ackerman                   134,400         1997-1999      $   290.3   $   580.6  $ 1,161.2
J. A. Drummond                    57,100         1997-1999      $   123.3   $   246.7  $   493.3
E. Mauldin                        53,100         1997-1999      $   114.7   $   229.4  $   458.8
W. H. Alford                      38,000         1997-1999      $    82.1   $   164.2  $   328.3
R. M. Dykes                       35,200         1997-1999      $    76.0   $   152.1  $   304.1

PENSION AND OTHER RETIREMENT BENEFITS

The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the Plan, by an average Social Security Primary Insurance benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                    ($000'S)

                                    YEARS OF SERVICE
REMUNERATION    15     20        25        30        35        40        45
------------------------------------------------------------------------------
 $ 200    $  43.5   $  63.5   $  78.5   $  93.5   $ 103.5   $ 113.5   $ 123.5
   400      103.5     143.5     173.5     203.5     223.5     243.5     263.5
   600      163.5     223.5     268.5     313.5     343.5     373.5     403.5
   800      223.5     303.5     363.5     423.5     463.5     503.5     543.5
  1,000     283.5     383.5     458.5     533.5     583.5     633.5     683.5
  1,500     433.5     583.5     696.0     808.5     883.5     958.5   1,033.5
  1,600     463.5     623.5     743.5     863.5     943.5   1,023.5   1,103.5


Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 27. In addition, the number of whole years of credited service obtained in 1997 is presented.



                                    COVERED
                                 COMPENSATION      YEARS OF SERVICE
NAME                               ($000'S)              (#)
---------------------------------------------------------------------
F. D. Ackerman                  $   999.8                   33
J. A. Drummond                  $   659.9                   35
E. Mauldin                      $   605.8                   33
W. H. Alford                    $   587.2                   33
R. M. Dykes                     $   391.6                   26


TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Board of Directors has authorized the Company, through December 1999, to enter into long range succession planning arrangements with certain officers below the Chief Executive Officer level. The agreements require that the officer retire during the calendar year of his 60th birthday. In order to compensate the officers for retiring prior to the normal retirement age of 65, the agreements would entitle them to severance and other benefits. The Company has entered into agreements of this type with Messrs. Drummond and Mauldin. The agreements call for benefits that would include payment of an amount equal to two times annual base pay plus the amount of standard bonus for the year of retirement. In addition, each of these officers would also receive an enhanced nonqualified pension benefit, an additional grant of stock options and dividend equivalent rights under the BellSouth Corporation Stock Plan equal to the number of options and dividend equivalent rights, respectively, most recently granted, and financial counseling through age sixty-seven.

The Company also has an agreement with Mr. Ackerman that was entered into prior to his becoming Chief Executive Officer. The agreement is presently being reconsidered by the Board in light of Mr. Ackerman's current position. Mr Ackerman's current agreement provides for the payment of an amount equal to two times his annual base pay plus two times his standard bonus for the year of retirement. In addition, Mr. Ackerman would also receive an enhanced nonqualified pension benefit, an additional grant of stock options and dividend equivalent rights under the BellSouth Corporation Stock Plan equal to twice the number of options and dividend equivalent rights, respectively, most recently granted, and financial counseling through age sixty-seven.

The Company has also entered into severance agreements (which are presently effective until January 1, 2000) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of the Company. In such event, in their current positions, each of Messrs. Ackerman, Drummond, Mauldin, Alford, and Dykes would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus. In addition, under these agreements, each of these officers would receive (i) an immediate cash-out of his bonus for the year of termination equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination; and (ii) an immediate cash-out of his dividend equivalent rights multiplied by the greater of 100% or actual performance results through the date of termination. All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain gross-up payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason. For these purposes, "cause" means the executive officer's willfully engaging in conduct materially injurious to the Company, and "good reason" includes the assignment to the executive officer of duties inconsistent with his prior status and position, certain reductions in compensation or benefits, and relocation or increased travel obligations.

A "change in control" is defined for purposes of these agreements as: (i) the acquisition by a party or certain related parties of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors in any period of two consecutive years; (iii) a merger or similar transaction after which the Company's shareholders hold 70% or less of the voting securities of the surviving entity; (iv) the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of the Company's total operating revenues or net income; or (v) the liquidation of the Company or sale of substantially all of its assets.

Should any of Messrs. Ackerman, Drummond, or Mauldin become entitled to both the benefits described in his long range succession planning agreement discussed above and his change in control severance agreement, such executive officer may choose which such agreement shall apply but will in no event be entitled to benefits under both.

                              -------------------

                        FIVE YEAR PERFORMANCE COMPARISON

The following graph compares the cumulative total returns of BellSouth, the Standard & Poor's 500 Index, and a peer group of other large United States telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, GTE Corporation, SBC Communications, Inc. and U S West, Inc.) over a five year period.

For the years 1993-1996, NYNEX Corporation and Pacific Telesis Group were part of the peer group. During the second quarter of 1997, Pacific Telesis merged with SBC and NYNEX merged with Bell Atlantic in the third quarter. The peer group returns were adjusted to reflect both mergers.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             S&P 500     PEER GROUP    BELLSOUTH
1/1/93         $100.00       $100.00      $100.00
12/31/93        111.13        115.98       119.59
12/31/94        112.64        110.26       117.08
12/31/95        154.82        163.72       195.86
12/31/96        190.27        166.78       189.18
12/31/97        253.66        234.08       271.15

The above performance chart assumes that $100 was invested on January 1, 1993, with dividends reinvested. Returns are based on end of period prices. Peer returns are weighted by market capitalization.

                              GENERAL INFORMATION

OTHER MATTERS TO COME BEFORE THE MEETING


If any matter not described in this Proxy Statement should properly come before the meeting, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment. The Directors' Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. At the time this Proxy Statement went to press, the only other matters of which the Company was aware which might be presented for shareholder action at the annual meeting are as follows: (a) a shareholder has advised the Company that he may nominate Mr. Hubert C. Blankenship as a director of the Company; (b) Mr. B. Wayne Carmichael may nominate himself as a director of the Company; and (c) Mr. Blankenship has advised the Company that he intends to present a proposal to amend the By-laws of the Company to provide that any person nominated as a director by a shareholder "shall be included in the company Proxy Statement and included on the company proxy ballot, even if the Board of Directors recommends a vote against such person". If any of these matters are properly presented at the meeting, the Directors' Proxy Committee would not vote for either Mr. Blankenship or Mr. Carmichael as directors and would exercise its discretionary authority to vote against Mr. Blankenship's By-law amendment proposal.


SHAREHOLDER PROPOSALS FOR THE 1999 PROXY STATEMENT

Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 1999 Annual Meeting of Shareholders should submit the proposal in writing to the Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 10, 1998 in order to consider it for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

Shareholders who wish to present director nominations or other business at the annual meeting are required to notify the Secretary of their intent at least 75 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-laws requirements will be provided upon request in writing to the Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 1999 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission
(SEC) initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all such Section 16(a) filing requirements were met.

OTHER INFORMATION

Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago,

Pacific and Philadelphia stock exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. A copy of the 1997 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia, 30309-3610. The Form 10-K is also available on BellSouth's home page on the Internet's World Wide Web at http://www.bellsouth.com.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be paid by BellSouth. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person, or by telephone, at an estimated cost of $18,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies on behalf of the Company.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.


/s/ Arlen G. Yokley


Arlen G. Yokley
Senior Vice President--Corporate Compliance & Corporate Secretary
Dated: March 10, 1998

                                   EXHIBIT A


Amendments to Section I of Article 10 of the Restated Articles of Incorporation



   As described in "Directors' Proposals -- Amendments to the Restated Articles of Incorporation", the Board of Directors recommends that Section I of
    Article 10 of the Company's Restated Articles of Incorporation be amended to read as follows:


1.  As used in this Article 10, the term:

        (1) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

        (2) "Announcement date" means the date of the first general public announcement of the proposal of the business combination.

        (3) "Associate," when used to indicate a relationship with any person, means:

            (A) Any corporation or organization, other than the corporation or a subsidiary of the corporation, of which such person is an officer, director, or partner or is the beneficial owner of 10 percent or more of any class of equity securities;

            (B) Any trust or other estate in which such person has a beneficial interest of 10 percent or more, or as to which such person serves as trustee or in a similar fiduciary capacity; and

            (C) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

        (4) "Beneficial owner"-- a person shall be considered to be the beneficial owner of any equity securities:

            (A) Which such person or any of such person's affiliates or associates owns, directly or indirectly;

            (B) Which such person or any of such person's affiliates or associates, directly or indirectly, has:

                (i) The right to acquire, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

                (ii) The right to vote pursuant to any agreement, arrangement, or understanding; or

            (C) Which are owned, directly or indirectly, by any other person with which such person or any of such person's affiliates or associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of equity securities.

        (5) "Business combination" means:

            (A) Any merger of the corporation or any subsidiary with (i) any interested shareholder or (ii) any other corporation, whether or not itself an interested shareholder, which is, or after the merger would be, an affiliate of an interested shareholder that was an interested shareholder prior to the consummation of the transaction;

            (B) ANY SHARE EXCHANGE WITH (I) ANY INTERESTED SHAREHOLDER OR (II) ANY OTHER CORPORATION, WHETHER OR NOT ITSELF AN INTERESTED SHAREHOLDER, WHICH IS, OR AFTER THE SHARE EXCHANGE WOULD BE, AN AFFILIATE OF AN INTERESTED SHAREHOLDER THAT WAS AN INTERESTED SHAREHOLDER PRIOR TO THE CONSUMMATION OF THE TRANSACTION;

            (C) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, in one transaction or in a series of transactions in any 12 month period, to any interested shareholder or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of 10 percent or more of the net assets of the corporation as of the end of such fiscal quarter;

            (D) The issuance or transfer by the corporation, or any subsidiary, in one transaction or a series of transactions in any 12 month period, of any equity securities of the corporation or any subsidiary which have an aggregate market value of 5 percent or more of the total market value of the outstanding common and preferred shares of the corporation whose shares are being issued, to any interested shareholder or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation's voting shares or any other method affording substantially proportionate treatment to the holders of voting shares;

            (E) The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or an affiliate of any interested shareholder; or

            (F) Any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger of the corporation WITH ANY OF ITS SUBSIDIARIES, OR ANY SHARE EXCHANGE with any of its subsidiaries, which has the effect, directly or indirectly, in one transaction or a series of transactions in any 12 month period, of increasing by 5 percent or more the proportionate amount of the outstanding shares of any class or series of equity securities of the corporation or any subsidiary which is directly or indirectly beneficially owned by any interested shareholder or any affiliate of any interested shareholder.

        (6) "Continuing director" means any member of the board of directors who is not an affiliate or associate of an interested shareholder or any of its affiliates, other than the corporation or any of its subsidiaries, and who was a director of the corporation prior to the determination date, and any successor to such continuing director who is not an affiliate or an associate of an interested shareholder or any of its affiliates, other than the corporation or its subsidiaries, and is recommended or elected by a majority of all of the continuing directors.

        (7) "Control," including the terms "controlling," "controlled by," and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of shares representing 10 percent or more of the votes entitled to be cast by a corporation's voting shares shall create an irrebuttable presumption of control.

        (8) "Corporation," IN ADDITION TO THE DEFINITION CONTAINED IN GEORGIA BUSINESS CORPORATION CODE SECTION 14-2-140, shall include any trust merging with a domestic corporation pursuant to Georgia Business Corporation Code
    Section 53-12-59.

        (9) "Determination date" means the date on which an interested shareholder first became an interested shareholder.

        (10) "Fair market value" means:

            (A) In the case of securities, the highest closing sale price, during the period beginning with and including the determination date and for 29 days prior to such date, of such a security on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such securities are listed, or, if such securities are not listed on any such exchange, the highest closing sales price or, if none is available, the average of the highest bid and asked prices reported with respect to such a security, in each case during the 30 day period referred to above, on the National Association of Securities Dealers, Inc., Automatic Quotation System, or any system then in use, or, if no such quotations are available, the fair market value on the date in question of such a security as determined in good faith at a duly called meeting of the board of directors by a majority of all of the continuing directors, or, if there are no continuing directors, by the entire board of directors; and

            (B) In the case of property other than securities, the fair market value of such property on the date in question as determined in good faith at a duly called meeting of the board of directors by a majority of all of the continuing directors, or, if there are no continuing directors, by the entire board of directors of the corporation.

        (11) "Interested shareholder" means any person, other than the corporation or its subsidiaries, that:

            (A) Is the beneficial owner of 10 percent or more of the voting power of the outstanding voting shares of the corporation; or

            (B) Is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting shares of the corporation.

            For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        (12) "NET ASSETS" MEANS THE AMOUNT BY WHICH THE TOTAL ASSETS OF THE CORPORATION EXCEED THE TOTAL DEBTS OF THE CORPORATION.

        (13) "Voting shares" means shares entitled to vote generally in the election of directors.

(New language is italicized.)

                             BELLSOUTH CORPORATION
              ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS
                     SELECTED FINANCIAL AND OPERATING DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                      1997        1996       1995       1994       1993
                                                    ---------   --------   --------   --------   --------
Operating Revenues................................  $20,561     $19,040    $17,886    $16,845    $15,880
Operating Expenses (1)............................   15,185      14,261     14,594     12,787     13,593
                                                    ---------   --------   --------   --------   --------
Operating Income..................................    5,376       4,779      3,292      4,058      2,287
Interest Expense..................................      761         721        724        666        689
Gain on Sales of Operations (2)...................      787         442         --         --         --
Other Income, net.................................       19         108         20         11          8
                                                    ---------   --------   --------   --------   --------
Income Before Income Taxes, Extraordinary Losses
 and Accounting Change............................    5,421       4,608      2,588      3,403      1,606
Provision for Income Taxes........................    2,151       1,745      1,024      1,243        572
                                                    ---------   --------   --------   --------   --------
Income Before Extraordinary Losses and Accounting
 Change...........................................    3,270       2,863      1,564      2,160      1,034
Extraordinary Losses, net of tax (3)..............       (9)         --     (2,796)        --        (87)
Accounting Change, net of tax.....................       --          --         --         --        (67)
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $ 3,261     $ 2,863    $(1,232)   $ 2,160    $   880
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Earnings (Loss) Per Share(4):
BASIC:
  Income Before Extraordinary Losses and
  Accounting Change...............................  $  3.30     $  2.88    $  1.57    $  2.18    $  1.04
  Extraordinary Losses, net of tax (3)............     (.01)         --      (2.81)        --       (.09)
  Accounting Change, net of tax...................       --          --         --         --       (.06)
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $  3.29     $  2.88    $ (1.24)   $  2.18    $   .89
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
DILUTED:
  Income Before Extraordinary Losses and
  Accounting Change...............................  $  3.29     $  2.87    $  1.57    $  2.18    $  1.04
  Extraordinary Losses, net of tax (3)............     (.01)         --      (2.81)        --       (.09)
  Accounting Change, net of tax...................       --          --         --         --       (.06)
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $  3.28     $  2.87    $ (1.24)   $  2.18    $   .89
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Dividends Declared Per Common Share...............  $  1.44     $  1.44    $  1.41    $  1.38    $  1.38
Book Value Per Share..............................  $ 15.29     $ 13.37    $ 11.90    $ 14.48    $ 13.60
Return to Average Common Equity...................     22.8%       22.4%      (9.2%)     15.4%       6.3%
Weighted-Average Common Shares Outstanding:
  Basic...........................................      992         994        993        992        991
  Diluted.........................................      995         996        994        993        992
Return on Average Total Capital...................     15.8%       15.0%      (2.7%)     11.5%       6.1%
Total Assets......................................  $36,301     $32,568    $31,880    $34,397    $32,873
Capital Expenditures..............................  $ 4,858     $ 4,455    $ 4,203    $ 3,600    $ 3,486
Long-Term Debt....................................  $ 7,348     $ 8,116    $ 7,924    $ 7,435    $ 7,381
Debt Ratio at End of Period (5)...................     42.1%       43.5%      46.7%      39.3%      40.2%
Ratio of Earnings to Fixed Charges................     7.17        6.55       4.24       5.34       2.98
Total Employees...................................   81,000      81,241     87,571     92,121     95,084
Telephone Employees (6)...........................   57,619      62,425     68,585     73,764     77,958
Telephone Employees per 10,000 Access Lines.......     24.8        28.2       32.5       36.5       40.3
Business Volumes: (7)
  Network Access Lines in Service (thousands).....   23,201      22,135     21,133     20,220     19,333
  Access Minutes of Use (millions):
    Interstate....................................   73,634      67,690     62,411     57,778     53,345
    Intrastate....................................   23,472      21,171     19,197     16,888     15,261
  Toll Messages (millions)........................      894       1,023      1,374      1,559      1,511
  Cellular Customers (thousands): (8)
    Domestic......................................    4,105       3,612      2,847      2,156      1,559
    International.................................    1,882       1,244        655        361        192
                                                    ---------   --------   --------   --------   --------
      Total Cellular Customers....................    5,987       4,856      3,502      2,517      1,751
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
  PCS Customers (thousands): (8)..................       88          31         --         --         --


------------------
(1) Operating Expenses for 1995 include a work force reduction charge of $1,082, which reduced net income by $663. See Note L to the Consolidated Financial Statements. Operating Expenses for 1993 include a charge for restructuring of $1,136, which reduced net income by $697.

(2) For 1997, represents the pretax gains on the sale of Optus Communications and ITT World Directories, Inc. The pretax gains on such sales were $578 ($352 after tax) and $209 ($128 after tax), respectively. For 1996, represents the pretax gain on the sale of BellSouth's paging business of $442 ($344 after tax). See Note B to the Consolidated Financial Statements.

(3) For 1997, reflects charges related to the extinguishment of long-term debt issues. For 1995, reflects charges of $2,718 ($2.73 per share) for the discontinuance of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," and $78 ($.08 per share) related to the refinancing of long-term debt issues. See Notes E and M to the Consolidated Financial Statements.

(4) Earnings per share amounts for all periods presented have been restated to conform with the provisions of Statement of Financial Accounting Standards
    (SFAS) No. 128, "Earnings per Share".


(5) The debt ratio at December 31, 1995 has been adjusted to exclude $485 of debentures redeemed in January 1996.


(6) Telephone employees exclude those employees in BellSouth Telecommunications' subsidiaries which are unrelated to telephone operations.


(7) Prior period operating data are revised at later dates to reflect the most current information. The above information reflects the latest data available for the periods indicated.


(8) Calculated on the equity basis, which includes customers served based on BellSouth's ownership percentage in all markets served.

                             BELLSOUTH CORPORATION
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


    BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. (BellSouth Telecommunications) serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides (i) local exchange service and toll communications services within geographic areas, called Local Access and Transport Areas (LATAs), and
(ii) exchange access services to enable interLATA communications using the long-distance facilities of Interexchange Carriers. Through subsidiaries, other telecommunications services and products are provided primarily within the nine-state BellSouth Telecommunications region. BellSouth Enterprises, Inc. (BellSouth Enterprises), another wholly-owned subsidiary, owns businesses providing wireless and international communications services and advertising and publishing products.



    Approximately 67%, 70% and 70% of BellSouth's Total Operating Revenues for the years ended December 31, 1997, 1996 and 1995, respectively, were from network and related services provided by BellSouth Telecommunications. Charges for local, access and toll services for the year ended December 31, 1997 accounted for approximately 62%, 33% and 5%, respectively, of the network and related revenues discussed above. Revenues from wireless communications services and from directory advertising and publishing services accounted for approximately 17% and 9%, respectively, of Total Operating Revenues for the year ended December 31, 1997. The remainder of such revenues was derived principally from sales and maintenance of customer premises equipment and other nonregulated services provided by BellSouth Telecommunications.


RESULTS OF OPERATIONS


                                                                                PERCENT CHANGE
                                                                             --------------------
                                                                             1997 VS.   1996 VS.
                                             1997       1996        1995       1996       1995
                                           ---------  ---------  ----------  ---------  ---------
Income Before Extraordinary Losses.......  $   3,270  $   2,863  $    1,564      14.2%      83.1%
Extraordinary Loss for Discontinuance of
 SFAS No. 71, net of tax.................         --         --     (2,718)         --         --
Extraordinary Loss on Early
 Extinguishment of Debt,
 net of tax..............................         (9)        --        (78)         --         --
                                           ---------  ---------  ----------
Net Income (Loss)........................  $   3,261  $   2,863  $  (1,232)      13.9%         --
                                           ---------  ---------  ----------
                                           ---------  ---------  ----------

Earnings (Loss) Per Share:

                                                                                PERCENT CHANGE
                                                                             --------------------
                                                                             1997 VS.   1996 VS.
                                             1997       1996        1995       1996       1995
                                           ---------  ---------  ----------  ---------  ---------
Basic:

Income Before Extraordinary Losses.......  $    3.30  $    2.88  $     1.57      14.6%      83.4%
Extraordinary Loss for
 Discontinuance of SFAS No. 71,
 net of tax..............................         --         --      (2.73)         --         --
Extraordinary Loss on Early
 Extinguishment of Debt,
 net of tax..............................       (.01)        --       (.08)         --         --
                                           ---------  ---------  ----------
Earnings (Loss) Per Share................  $    3.29  $    2.88  $   (1.24)      14.2%         --
                                           ---------  ---------  ----------
                                           ---------  ---------  ----------

Diluted:

Income Before Extraordinary Losses.......  $    3.29  $    2.87  $     1.57      14.6%      82.8%
Extraordinary Loss for
 Discontinuance of SFAS No. 71,
 net of tax..............................         --         --      (2.73)         --         --
Extraordinary Loss on Early
 Extinguishment of Debt,
 net of tax..............................       (.01)        --       (.08)         --         --
                                           ---------  ---------  ----------
Earnings (Loss) Per Share................  $    3.28  $    2.87  $   (1.24)      14.3%         --
                                           ---------  ---------  ----------
                                           ---------  ---------  ----------


    For a discussion of the extraordinary losses in 1997 and 1995, see "Extraordinary Losses" below.


    Income Before Extraordinary Losses for 1997 increased $407 (14.2%), and basic earnings per share increased $.42 (14.6%) compared to 1996. The increases were primarily attributable to the after-tax gains on the sale in 1997 of Optus Communications ($352) and ITT World Directories ($128) (See Note B to the Consolidated Financial Statements). In addition, the increases were due to continued strong growth in key business volumes and expense savings due to employee reductions under BellSouth Telecommunications' work force reduction plan initiated in 1995. The increases were partially offset by the $344 after-tax gain on the sale of BellSouth's paging business during the first quarter of 1996. The increases were further offset by an after-tax charge of $47 related to a regulatory settlement in South Carolina during the second quarter of 1997.



    Income Before Extraordinary Losses for 1996 increased $1,299 (83.1%), and basic earnings per share increased $1.31 (83.4%) compared to 1995. The increases were primarily attributable to the effect of an after-tax work force reduction charge in 1995 of $663. For a discussion of such charge, see "Operating Expenses -- Work Force Reduction Charge" below. Also contributing to the increases were the $344 after-tax gain on sale of BellSouth's paging business (see Note B to the Consolidated Financial Statements) as well as growth in key business volumes, driven by continued growth of access lines and the cellular customer base and cost control measures at BellSouth Telecommunications, including salary and wage savings attributable to the work force reduction and restructuring plans initiated in 1995 and 1993, respectively.

VOLUMES OF BUSINESS

    Network Access Lines in Service at December 31 (thousands):

                                                                                PERCENT CHANGE
                                                                            ----------------------
                                                                             1997 VS.    1996 VS.
                                             1997       1996       1995        1996        1995
                                           ---------  ---------  ---------  ----------  ----------
By Type:
  Residence..............................     15,841     15,140     14,653       4.6%        3.3%
  Business...............................      7,088      6,732      6,225       5.3         8.1
  Other..................................        272        263        255       3.4         3.1
                                           ---------  ---------  ---------
    Total Access Lines...................     23,201     22,135     21,133       4.8         4.7
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------
By State:
  Florida................................      6,237      5,899      5,597       5.7         5.4
  Georgia................................      3,990      3,772      3,550       5.8         6.3
  Tennessee..............................      2,623      2,544      2,435       3.1         4.5
  North Carolina.........................      2,337      2,213      2,101       5.6         5.3
  Louisiana..............................      2,267      2,178      2,108       4.1         3.3
  Alabama................................      1,928      1,857      1,792       3.8         3.6
  South Carolina.........................      1,404      1,344      1,292       4.5         4.0
  Mississippi............................      1,238      1,193      1,158       3.8         3.0
  Kentucky...............................      1,177      1,135      1,100       3.7         3.2
                                           ---------  ---------  ---------
    Total Access Lines...................     23,201     22,135     21,133       4.8         4.7
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------


    The total number of access lines in service increased by approximately 1,066,000 (4.8%) to 23,201,000 since December 31, 1996, compared to a 4.7% rate of increase in 1996. Business and residence access lines increased by 5.3% and 4.6%, respectively, compared to growth rates of 8.1% and 3.3% in 1996. The decrease in the growth rate for business lines was primarily due to the migration of business customers from traditional business line services to high-capacity service arrangements which are not included in business access line counts. To a lesser degree, the growth rate for business lines was also affected by the increased presence of facilities-based competition. Many residential customers order additional access lines for home office purposes, access to on-line computer services and children's phones. The number of such additional residence lines, included in total residence lines, increased by 328,000 (21.1%) to 1,884,000 and accounted for 46.8% and 30.8% of the overall increase in residence access lines and total access lines, respectively, since December 31, 1996. The growth in all categories of access lines continues to reflect economic improvement in the southeast and successful marketing programs.


    Access Minutes of Use (millions):

                                                                                  PERCENT CHANGE
                                                                            --------------------------
                                                                              1997 VS.      1996 VS.
                                             1997       1996       1995         1996          1995
                                           ---------  ---------  ---------  ------------  ------------
Interstate...............................     73,634     67,690     62,411         8.8%          8.5%
Intrastate...............................     23,472     21,171     19,197        10.9          10.3
                                           ---------  ---------  ---------
  Total Access Minutes of Use............     97,106     88,861     81,608         9.3           8.9
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------

    Access minutes of use represent the volume of traffic carried by Interexchange Carriers between LATAs, both interstate and intrastate, using BellSouth Telecommunications' local facilities. In 1997, total access minutes of use increased by 8,245 million (9.3%) compared to an increase of 8.9% in 1996. The increases in access minutes of use were primarily attributable to access line growth, promotions by the Interexchange Carriers and intraLATA toll competition (which has the effect of increasing access minutes of use while reducing toll messages carried over BellSouth Telecommunications' facilities.) The growth rate in total minutes of use continues to be negatively impacted by competition and the migration of Interexchange Carriers to categories of service (e.g., special access) that have a fixed charge as opposed to a volume-driven charge and to high-capacity services.


                                                                                                PERCENT CHANGE
                                                                                          --------------------------
                                                                                            1997 VS.      1996 VS.
                                                           1997       1996       1995         1996          1995
                                                         ---------  ---------  ---------  ------------  ------------
Toll Messages (millions)...............................        894      1,023      1,374       (12.6%)       (25.5%)


    Toll messages are comprised of Message Telecommunications Service and Wide Area Telecommunications Service. Toll messages decreased by 129 million (12.6%) in 1997 compared to a decrease of 25.5% in 1996. The decrease in 1997 was primarily attributable to continued competition from Interexchange Carriers in the intraLATA toll market as well as the continuing expansion of local area calling plans (LACPs). Some effects of competition and the expansion of LACPs result in the transfer of calls from toll to the access and local service categories, respectively, but the corresponding revenues are not generally shifted at commensurate rates. Competition from the Interexchange Carriers in the intraLATA toll market will adversely impact future toll message volumes.


    Cellular and personal communications service (PCS) customers served at December 31 (equity basis) (thousands):


                                                                                               PERCENT CHANGE
                                                                                          ------------------------
                                                                                           1997 VS.     1996 VS.
                                                           1997       1996       1995        1996         1995
                                                         ---------  ---------  ---------  -----------  -----------
Domestic Cellular......................................      4,105      3,612      2,847       13.6%          26.9%
International Cellular(a)..............................      1,882      1,244        655       51.3           89.9
PCS (service initiated mid-1996).......................         88         31         --          --          --


--------------


     (a) Excluding the customers of Optus Communications from all periods, the number of international cellular customers (equity-weighted) increased by 971 (106.6%) and 477 (109.9%), respectively, for the years ended December 31, 1997 and 1996.



    Domestic cellular customers (equity-weighted) increased by 493,000 (13.6%) since December 31, 1996. The moderation in the customer growth rate reflects the impact of increased competition. BellSouth's penetration rate (number of equity-basis customers as a percentage of the equity-basis population in the service territory) increased from 8.9% at December 31, 1996 to 10.2% at December 31, 1997. While total minutes of use have continued to increase, average minutes of use per cellular customer declined due to the continuing trends of increased penetration into lower-usage market segments and increased competition for high-usage customers. BellSouth expects these trends to continue.



    International cellular customers increased by 638,000 (51.3%) since December 31, 1996 to 1,882,000. Such growth reflects increased demand for wireless services in the international markets which BellSouth serves and the impact of the acquisitions of cellular properties in Nicaragua, Ecuador and Peru, partially offset by the sale of Optus Communications. Growth in total minutes of use for international cellular properties remained strong, primarily due to demand stimulated by market-driven pricing programs, enhanced services and underdeveloped land-line service. However, average minutes of use per international customer declined due to the addition of customers in lower-usage market segments.


    Domestic PCS customers (equity-weighted) totaled 88,000 at December 31, 1997 compared to 31,000 customers at December 31, 1996.

OPERATING REVENUES

    For a discussion of the impact of local service competition on revenues and volumes of business, see "Operating Environment and Trends of the Business."

    Total Operating Revenues increased $1,521 (8.0%) in 1997 compared to an increase of $1,154 (6.5%) during 1996. The increases resulted primarily from significant increases in revenues from the wireless communications businesses coupled with growth in revenues from BellSouth's wireline telephone business. In addition, revenues were positively impacted by the consolidation of certain of BellSouth's international operations ($122) that had previously been accounted for under the equity method and included in Other Income, net. Such increases were partially offset by a $72 reduction of revenues related to a regulatory settlement in South Carolina. The increase in 1996 was partially offset by the effect of the January 1996 sale of BellSouth's paging business. Excluding paging revenues in 1995, Total Operating Revenues increased $1,503 (8.6%) in 1996.


    The components of Total Operating Revenues were as follows:

                                                                                      PERCENT CHANGE
                                                                                  ----------------------
                                                                                   1997 VS.    1996 VS.
                                                 1997       1996        1995         1996        1995
                                               ---------  ---------  -----------  ----------  ----------
Local Service................................  $   8,499  $   8,082  $     7,294        5.2%       10.8%
Interstate Access............................      3,673      3,553        3,275        3.4         8.5
Intrastate Access............................        810        812          884       (0.2)       (8.1)
Toll.........................................        734        794        1,009       (7.6)      (21.3)
Wireless Communications......................      3,555      2,799        2,592       27.0         8.0
Directory Advertising and Publishing.........      1,934      1,742        1,677       11.0         3.9
Other Services...............................      1,356      1,258        1,155        7.8         8.9
                                               ---------  ---------  -----------
  Total Operating Revenues...................  $  20,561  $  19,040  $    17,886        8.0         6.5
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------

    LOCAL SERVICE revenues reflect amounts billed to customers for local exchange services, which include connection to the network and optional services, such as custom calling features. Local Service revenues for 1997 increased $417 (5.2%) compared to an increase of $788 (10.8%) in 1996.


    The increase in 1997 was due primarily to a 4.8% growth in access lines since December 31, 1996. Also contributing was an increase of $241 due to higher customer demand for optional services. Such increases were partially offset by rate impacts which reduced revenues by $252 primarily due to revenue sharing accruals recorded in 1997 and a non-recurring revenue reduction of $64 related to the local service portion of the regulatory settlement in South Carolina.



    The increase in 1996 was due primarily to a 4.7% growth in access lines since December 31, 1995. Also contributing were an increase of $251 due to higher customer demand for optional services and net rate increases of $88, which include benefits related to the effects of expanded LACPs.


    INTERSTATE ACCESS revenues result from the provision of access services to Interexchange Carriers to provide telecommunications services between states and from end-user charges collected from residential and business customers. Interstate Access revenues increased $120 (3.4%) in 1997 compared to an increase of $278 (8.5%) in 1996.


    The increase for 1997 was attributable primarily to growth in minutes of use of 8.8%, an increase of $97 due to higher demand for special access services and an increase in end-user charges of $99 attributable to growth in the number of access lines. Such increases were partially offset by rate reductions which decreased revenues by $161 since December 31, 1996.


    The 1996 increase was due primarily to growth in minutes of use of 8.5%, an increase of $69 due to higher demand for special access services and an increase in end-user charges of $58 attributable to growth in the number of access lines in service. Such increases were offset by net rate reductions since December 31, 1995 of $25.

    INTRASTATE ACCESS revenues result from the provision of access services to Interexchange Carriers which provide telecommunications services between LATAs within a state. In 1997, Intrastate Access revenues decreased $2 (0.2%) compared to a decrease of $72 (8.1%) in 1996.

    The decreases for 1997 and 1996 were due primarily to rate reductions of $82 and $160, respectively, partially offset by growth in minutes of use of 10.9% and 10.3%, respectively.


    TOLL revenues are received from the provision of long distance services within (but not between) LATAs. These services include intraLATA service beyond the local calling area; Wide Area Telecommunications Service (WATS or 800 services) for customers with highly concentrated demand; and special services, such as transport of voice, data and video. Toll revenues decreased $60 (7.6%) in 1997 compared to a decrease of $215 (21.3%) in 1996.



    The decrease for 1997 was primarily attributable to continuing competition from Interexchange Carriers in the intraLATA toll market as well as the continuing expansion of LACPs, the effect of which reduced toll messages by 12.6%. The decrease was partially offset by $62 related to revenues from Interexchange Carriers beginning in the second quarter of 1997 for toll messages originating on BellSouth Telecommunications' public telephones.


    The decrease for 1996 was primarily attributable to the expansion of LACPs and increased competition from Interexchange Carriers, the effects of which reduced toll messages by 25.5%. The decrease was partially offset by a retroactive independent company settlement in 1995 which reduced revenues by $31 in that period.

    The overall decline in intraLATA toll revenues is expected to continue over the long term.


    WIRELESS COMMUNICATIONS revenues include revenues from the domestic and international cellular communications and PCS businesses as well as revenues from interconnections by unaffiliated cellular and PCS carriers with BellSouth Telecommunications' network. (BellSouth's interests in the net income or loss of the unconsolidated wireless businesses within BellSouth Enterprises, which are accounted for under the equity method of accounting, are recorded in Other Income, net.)



    Wireless Communications revenues increased $756 (27.0%) in 1997 compared to an increase of $207 (8.0%) in 1996. The 1997 increase includes revenues from certain of BellSouth's international operations which had previously been accounted for under the equity method and were consolidated for the first time in 1997. Excluding those revenues, Wireless Communications revenues would have increased approximately 22.7%. The 1996 increase was partially offset by the effect of the January 1996 sale of BellSouth's paging business. Revenues from such paging services were $349 in 1995. Excluding such paging revenues in 1995, Wireless Communications revenues increased 24.8% in 1996. The increases for both years as adjusted were primarily attributable to continued growth of the customer bases in domestic and international wireless markets.



    The number of BellSouth's proportional domestic cellular customers has grown by 13.6%, 26.9% and 32.1%, and its proportional domestic cellular revenues have grown by 9.0%, 22.5% and 28.9% for the years ended December 31, 1997, 1996 and 1995, respectively. Its penetration rate has grown to 10.2% at December 31, 1997 from 8.9% and 7.1% at December 31, 1996 and 1995, respectively. Such customer and revenue growth rates are likely to continue declining, reflecting increasing penetration rates and competition for wireless customers by additional PCS carriers. (See "Operating Environment and Trends of the Business -- Wireless Service Competition.")


    DIRECTORY ADVERTISING AND PUBLISHING revenues include revenues derived from publishing, printing and selling advertising in, and performing related services concerning, alphabetical and classified telephone directories. Directory Advertising and Publishing revenues increased $192 (11.0%) in 1997 compared to a $65 (3.9%) increase in 1996.

    The increase for 1997 primarily reflects volume growth, price increases and the reclassification to Operating Expenses of commissions associated with national accounts which had previously reduced revenues. The revenue growth rate associated with increases in volume and pricing for 1997 was 6.7%.


    The increase for 1996 was primarily due to increases in the volume and prices of advertising sold. The increase was partially offset by the effect of BellSouth Telecommunications' adoption of issue basis accounting for directory revenues, which increased revenues in 1995 by $41, in connection with the discontinuance of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." See Note M to the Consolidated Financial Statements.

    OTHER SERVICES revenues are principally comprised of revenues from customer premises equipment (CPE) sales and maintenance services and other nonregulated services (primarily inside wire, billing and collection and voice messaging services) offered by BellSouth Telecommunications. Other Services revenues increased $98 (7.8%) in 1997 compared to an increase of $103 (8.9%) in 1996.


    The increase for 1997 reflects increased demand and prices for nonregulated services and higher billing-related fees at BellSouth Telecommunications totaling $138. The increase was partially offset by the effect in 1996 of positive rate impacts and the sale of a subsidiary which performed computer maintenance.



    The 1996 increase was primarily attributable to higher demand and prices for nonregulated services, product sales and fees totaling $132. In addition, the increase was also due to incremental rate impacts related to potential sharing under certain state regulatory plans. The increase was partially offset by the sale in 1996 of a subsidiary which performed computer maintenance.


OPERATING EXPENSES


    Total Operating Expenses increased $924 (6.5%) in 1997 compared to a decrease of $333 (2.3%) in 1996. The 1997 increase was primarily attributable to growth within BellSouth's domestic and international cellular businesses, as well as increases associated with the initiation of PCS service. The 1997 increase also includes expenses from certain international operations which had previously been accounted for under the equity method of accounting and which were consolidated for the first time in 1997. Excluding the effect of such international operations, Total Operating Expenses increased approximately 5.7% in 1997. The decrease in 1996 was primarily attributable to the effects of the 1995 work force reduction charge of $1,082 and the sale of BellSouth's paging business in January 1996. Excluding these effects, Total Operating Expenses increased $1,049 (7.9%) in 1996. The components of Total Operating Expenses were as follows:


                                                                                       PERCENT CHANGE
                                                                                  ------------------------
                                                                                    1997 VS     1996 VS.
                                                   1997       1996       1995        1996         1995
                                                 ---------  ---------  ---------  -----------  -----------
Depreciation and Amortization..................  $   3,964  $   3,719  $   3,455         6.6%         7.6%
                                                 ---------  ---------  ---------
Other Operating Expenses:
  Cost of Services and Products................      6,254      6,072      6,184         3.0         (1.8)
  Selling, General and Administrative..........      4,967      4,470      3,873        11.1         15.4
                                                 ---------  ---------  ---------
                                                    11,221     10,542     10,057         6.4          4.8
                                                 ---------  ---------  ---------
    Subtotal...................................     15,185     14,261     13,512         6.5          5.5
Work Force Reduction Charge....................         --         --      1,082          --           --
                                                 ---------  ---------  ---------
    Total Operating Expenses...................  $  15,185  $  14,261  $  14,594         6.5         (2.3)
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

    DEPRECIATION AND AMORTIZATION increased $245 (6.6%) in 1997 compared to a $264 (7.6%) increase in 1996.

    The 1997 increase was due primarily to higher levels of property, plant and equipment since December 31, 1996 resulting from continued growth in the customer base for wireless and wireline services and continued modernization of the networks.

    The increase for 1996 was due primarily to higher levels of property, plant and equipment and shorter depreciable lives subsequent to the discontinuance of SFAS No. 71. The higher levels of property, plant and equipment resulted from continued growth in the customer base for wireless and wireline services and modernization of the networks. The increase was partially offset by the sale of BellSouth's paging business in January 1996 which had depreciation and amortization of $44 in 1995.

    OTHER OPERATING EXPENSES are comprised of Cost of Services and Products and Selling, General and Administrative. Cost of Services and Products includes employee and employee-related expenses associated with network repair and maintenance, material and supplies expense, cost of tangible goods sold and other expenses associated with providing services. Selling, General and Administrative includes expenses related to sales activities such as salaries, commissions, benefits, travel, marketing and advertising expenses and administrative expenses.


    Other Operating Expenses increased $679 (6.4%) in 1997 compared to an increase of $485 (4.8%) in 1996. The increases for 1997 and 1996 were primarily related to growth in the wireless and wireline businesses. The increase for 1996 was partially offset by the effect of the January 1996 sale of BellSouth's paging business. Excluding such paging-related expenses in 1995, Other Operating Expenses increased $741 (7.6%) in 1996.



    The 1997 increase was due primarily to increased expenses of $149 and $277 related to the domestic and international cellular customer bases, respectively, reflecting additional marketing and operating costs associated with higher sales and expanded operations. The increase related to international operations includes $76 of expenses related to operations which were consolidated for the first time in 1997 and which had previously been accounted for under the equity method. The increase in Other Operating Expenses also reflects higher expenses associated with the expansion of PCS services of $84 and increased expenses of $126 in the directory publishing operations.



    At BellSouth Telecommunications, Other Operating Expenses increased $12 due principally to costs associated with 1996 Act compliance of $230, as well as increased costs due to higher business volumes, new service offerings and intensified marketing and advertising efforts. The increase was partially offset by an estimated reduction of $232 in employee-related costs in the core wireline business, including expenses for employee benefits. The decrease in employee-related costs reflected net employee reductions in BellSouth Telecommunications' telephone operations of approximately 4,800 since December 31, 1996, partially offset by annual compensation increases for management and represented employees. The employee reductions were primarily attributable to a previously disclosed work force reduction plan. The increase in Other Operating Expenses at BellSouth Telecommunications was further offset by the April 1996 sale of a subsidiary which performed computer maintenance.



    For 1996, expenses related to the domestic and international cellular businesses increased $342 as a result of sustained growth in the cellular customer bases. The increase in 1996 also reflects higher expenses associated with the initiation of PCS services of $69. At BellSouth Telecommunications, Other Operating Expenses increased $202 due principally to higher business volumes, new service offerings and intensified marketing and advertising. The increase was partially offset by a decrease of approximately $162 for employee-related costs in the wireline telephone operations, and the sale in 1996 of a subsidiary which performed computer maintenance. The decrease in employee-related costs reflects employee reductions attributable to restructuring and work force reduction plans, partially offset by annual compensation increases for management and represented employees. The 1996 increase in Other Operating Expenses also included an increase of approximately $50 in expenses related to the directory advertising and publishing business.

    WORK FORCE REDUCTION CHARGE. In the fourth quarter of 1995, BellSouth recognized a pretax charge of $1,082 ($663 after tax) comprised of $942 ($577 after tax) related to planned work force reductions by the end of 1997, $85 ($52 after tax) for expected severance benefit payments after 1997 and $55 ($34 after tax) for additional net curtailment losses related to employee reductions under a restructuring plan initiated in 1993 and completed in 1995. The 1995 plan was substantially completed in 1997 and resulted in the reduction of the wireline telephone operations work force by approximately 11,600 employees over the term of the plan. See Note L to the Consolidated Financial Statements.


OTHER INCOME STATEMENT ITEMS


                                                                                              PERCENT CHANGE
                                                                                           --------------------
                                                                                           1997 VS.   1996 VS.
                                                            1997       1996       1995       1996       1995
                                                          ---------  ---------  ---------  ---------  ---------
Interest Expense........................................  $     761  $     721  $     724        5.5%      (0.4%)
Gain on Sales of Operations.............................        787        442         --         --         --
Other Income, net.......................................         19        108         20         --         --
Provision for Income Taxes..............................      2,151      1,745      1,024       23.3       70.4


    INTEREST EXPENSE includes interest on debt, certain other accrued liabilities and capital leases, partially offset by interest capitalized as a cost of installing equipment and constructing plant. Interest Expense increased $40 (5.5%) in 1997 compared to a decrease of $3 (0.4%) in 1996.

    The increase for 1997 was primarily attributable to higher average debt balances and interest rates on short-term borrowings.

    The decrease for 1996 was primarily attributable to lower average interest rates on borrowings due in part to refinancings during 1995, partially offset by higher average debt balances in 1996.


    GAIN ON SALES OF OPERATIONS for 1997 represents the pretax gains on the sales of BellSouth's investments in Optus Communications and ITT World Directories, which totaled $578 and $209, respectively. The pretax gain for 1996 represents the sale of BellSouth's paging business in January 1996.



    OTHER INCOME, NET includes earnings and losses from unconsolidated affiliates; income and losses from the sale of investments; interest and dividend income; minority interests; and other nonoperating items. Other Income, net decreased $89 in 1997 compared to an increase of $88 in 1996.



    The decrease in Other Income, net in 1997 was primarily attributable to increased equity in losses of unconsolidated affiliates, net, partially offset by income from the sale of Bellcore, an increase in interest income and other nonoperating items.



    Equity in losses of unconsolidated affiliates was ($242) in 1997 compared to ($76) in 1996. The higher overall equity in losses of unconsolidated affiliates reflects losses incurred by recently acquired and start-up international businesses, principally in Latin America, as well as increased losses in the mobile data communications business and lower earnings from unconsolidated domestic cellular operations. The increased losses were partially offset by more favorable results at other unconsolidated international operations, principally in Israel, Germany and Panama.


    The 1996 increase resulted primarily from a $55 increase in interest income and lower net minority interest deductions of $35. Equity in losses was ($76) in 1996, an improvement of $10 over 1995. The lower 1996 losses were primarily attributable to improved operating results at unconsolidated domestic cellular operations and certain international businesses, principally operations in Israel and Venezuela. Such improvements were partially offset by increased losses attributable to the continuing development of German cellular operations.

    PROVISION FOR INCOME TAXES increased $406 (23.3%) in 1997 compared to an increase of $721 (70.4%) in 1996. BellSouth's effective tax rates were 39.7%, 37.9% and 39.6% in 1997, 1996 and 1995, respectively. The lower effective tax rate for 1996 compared to 1997 and 1995 was due primarily to a higher tax than book basis for the paging business, which resulted in a lower gain on sale for computing tax expense. A reconciliation of the statutory Federal income tax rates to these effective tax rates is provided in Note J to the Consolidated Financial Statements.


EXTRAORDINARY LOSSES

    EARLY EXTINGUISHMENT OF DEBT. During 1997 and 1995, BellSouth recognized extraordinary losses of $9 and $78, net of current tax benefits of $6 and $49, respectively, related to the early extinguishment of outstanding debt issues. See Note E to the Consolidated Financial Statements.


    DISCONTINUANCE OF SFAS NO. 71. In 1995, as a result of its continuing regulatory and marketplace assessments, BellSouth Telecommunications concluded that it was required to discontinue application of SFAS No. 71. Accordingly, BellSouth Telecommunications recorded a noncash extraordinary charge of $2,718 (net of a deferred tax benefit of $1,731). The extraordinary charge reflected $3,002 (after tax) to reduce the recorded value of long-lived telephone plant and equipment, all of which was within the regulatory framework, to the level appropriate for nonregulated enterprises. The overall charge was partially offset by $194 related to the method by which BellSouth Telecommunications reported its directory publishing revenues, $71 related to the elimination of regulatory assets and liabilities and $19 for the partial acceleration of unamortized investment tax credits associated with the reductions in asset carrying values and in asset lives.


    See Note M to the Consolidated Financial Statements.

FINANCIAL CONDITION


    BellSouth uses the net cash generated from its operations and external financing to invest in and operate its existing and new businesses and to pay dividends. While current liabilities exceeded current assets at both December 31, 1997 and 1996, BellSouth's sources of funds (primarily from operations and, to the extent necessary, from readily available external financing arrangements) are sufficient to meet all current obligations on a timely basis. BellSouth believes that such sources of funds will be sufficient to meet the needs of its business for the foreseeable future.



                                                                                           PERCENT CHANGE
                                                                                      ------------------------
                                                                                       1997 VS.     1996 VS.
                                                       1997       1996       1995        1996         1995
                                                     ---------  ---------  ---------  -----------  -----------
Net Cash Provided by Operating Activities..........  $   7,039  $   5,863  $   5,443       20.1%         7.7%



    OPERATING ACTIVITIES. Net cash provided by operating activities increased $1,176 (20.1%) in 1997 compared to an increase of $420 (7.7%) in 1996. The increase in 1997 was primarily due to a decrease of $1,288 in cash expenditures for accounts payable and other current liabilities. The increase was also due to an $842 increase in operating income before depreciation and amortization. The increases were partially offset by a decrease of $494 in other liabilities and deferred credits.


    The increase in 1996 was primarily attributable to a $669 increase in operating income excluding depreciation, amortization and the work force reduction charge. The 1996 increase was partially offset by higher cash expenditures for reductions of accounts payable.


                                                                                        PERCENT CHANGE
                                                                                   ------------------------
                                                                                    1997 VS.     1996 VS.
                                                    1997       1996       1995        1996         1995
                                                  ---------  ---------  ---------  -----------  -----------
Net Cash Used for Investing Activities..........  $  (4,949) $  (4,199) $  (4,384)      17.9%        (4.2%)

    INVESTING ACTIVITIES. BellSouth's primary use of capital resources continues to be for capital expenditures to support development of the wireline and wireless networks. Net cash used for investing activities increased $750 (17.9%) in 1997 compared to a decrease of $185 (4.2%) in 1996. The increase in 1997 was primarily due to investments in unconsolidated international affiliates, specifically in Latin America.


    The decrease in 1996 was primarily due to $930 in cash received from the sale of BellSouth's paging business. The decrease was partially offset by higher capital expenditures of $252 related substantially to wireline and wireless network development and a decrease of $324 in proceeds from other investment dispositions and repayment of advances.


    Capital expenditures were $4,858 in 1997 and are projected to be approximately $5.0 billion to $5.5 billion in 1998. In addition to capital expenditures related to its consolidated operations, BellSouth also makes significant investments in unconsolidated affiliates. The most significant commitment to such operations in 1998 is to BellSouth's Brazilian operations. BellSouth's share of projected license fee commitments and capital expenditure requirements for its Brazilian operations in 1998 is approximately $900. Capital expenditures for 1997 were financed internally and funds for investments in unconsolidated international operations were generated internally and from external sources. For 1998, capital expenditures and funds for unconsolidated international investments are expected to be financed primarily through internally generated funds and, to the extent necessary, from external sources.



    Cash used in investing activities for 1997 and 1996 was partially offset by significant proceeds from sales of various BellSouth interests. Proceeds of $1,000 in 1997 consisted of the sale of BellSouth's interests in Optus Communications ($735) and ITT World Directories ($265). Proceeds in 1996 of $930 represented the sale of BellSouth's paging business.


                                                                                             PERCENT CHANGE
                                                                                         ----------------------
                                                                                          1997 VS.    1996 VS.
                                                        1997       1996        1995         1996        1995
                                                      ---------  ---------     -----     ----------  ----------
Net Cash Provided by (Used for) Financing
 Activities.........................................  $    (698) $  (2,197)  $      46          --          --


    FINANCING ACTIVITIES. During 1997 and 1996, financing activities used cash of $698 and $2,197, respectively. The decrease in cash used in 1997 primarily reflects higher net proceeds in 1997 from the issuance of short-term borrowings.


    The increased use of cash from 1995 to 1996 of $2,243 primarily reflected higher levels of net proceeds from all borrowing activities in 1995 compared to 1996.


    DEBT ACTIVITIES. During 1997, BellSouth issued $500 of long-term debt. The purpose of this issuance was to fund investments in international affiliates, retire commercial paper and for general corporate purposes. Also in 1997, BellSouth Telecommunications called and redeemed three series of debentures totaling $600.


    During 1996, BellSouth issued $300 of long-term debt and, with net proceeds as well as cash on hand, redeemed outstanding short-term debt and long-term debentures of $417 and $485, respectively.


    BellSouth has committed credit lines aggregating $1,498 with various banks. Borrowings under the committed credit lines totaled $241 at December 31, 1997. BellSouth also maintains uncommitted lines of credit of $1,020. At December 31, 1997, there were no borrowings under the uncommitted lines. As of February 9, 1998, shelf registration statements were on file with the Securities and Exchange Commission under which $1,927 of debt securities could be publicly offered, $500 of which was registered on February 9, 1998.


    In September 1997, BellSouth announced a plan to repurchase up to $1 billion of its Common Stock through 1998.

    BellSouth's debt to total capitalization ratio, decreased to 42.1% at December 31, 1997 from 43.5% at December 31, 1996. The decrease was primarily caused by an increase in shareholders' equity due to earnings during 1997.



    MARKET RATE RISK SENSITIVITY. BellSouth is subject to market rate risks due to fluctuations in interest rates. The majority of BellSouth's debt is in the form of long-term, fixed-rate notes and debentures with original maturities ranging from ten to one hundred years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such debt instruments. From time to time, BellSouth enters into interest rate swap agreements designed to mitigate its exposure to interest rate risks; however, such activity was immaterial in 1997.



    BellSouth is also exposed to foreign currency risk by virtue of its international operations. Specifically, BellSouth's foreign currency exposure relates primarily to its foreign currency denominated balance sheet positions in its international ventures, commitments and, to a limited extent, long-term debt denominated in foreign currencies. BellSouth is, from time to time, party to currency swap agreements and foreign exchange forward contracts designed to mitigate its exposure to foreign currency risks. Such activity has generally been limited to hedging of specific future commitments and long-term debt denominated in foreign currencies and was immaterial in 1997. BellSouth has not engaged in significant hedging of its foreign currency denominated balance sheet positions in its international ventures.



    BellSouth's use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose BellSouth to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the then current value of the currency rate or interest rate differential, not the full notional amount. Such contracts and agreements have been executed with creditworthy financial institutions. As such, BellSouth considers the risk of nonperformance to be remote.



    The following table provides information, by maturity date, about BellSouth's interest rate sensitive financial instruments, which consist of fixed and variable rate long-term debt obligations. Fair values for the majority of BellSouth's long-term debt obligations are based on quotes from dealers.



                                                                                                       TOTAL
                                                                                                     RECORDED
                                  1998       1999       2000       2001       2002     THEREAFTER     AMOUNT     FAIR VALUE
                                ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Debt:
  Fixed Rate Debt.............  $   3,508  $     242  $     522  $     214  $     319   $   5,941    $  10,746    $  10,748
  Average Interest Rate.......       6.04%      6.98%      6.76%      6.97%      7.67%       6.79%          --           --

  Variable Rate Debt..........  $     198  $      25  $      33  $      33  $      17   $       3    $     309    $     309
  Average Interest Rate.......       6.88%      6.41%      6.39%      6.39%      6.44%       7.38%          --           --



OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS



    ECONOMY. The nation's output of goods and services, which grew 2.8% in 1996, grew at the more rapid rate of 3.8% in 1997. Employment in nonfarm business establishments grew 2.3% during the year and the unemployment rate averaged 5.0%. Slower economic growth is expected during 1998, as increased foreign imports, tight labor markets, slow labor force growth and modest productivity growth act to constrain the pace of growth. The economy of the nine-state region served by BellSouth Telecommunications' wireline telephone business grew at about the same pace as the national economy. The number of jobs in nonfarm businesses grew 2.2% as the unemployment rate averaged 4.7% for the year. Real income expanded at an estimated 4.0%. Net migration added approximately 400,000 persons, accounting for half of the region's population growth. The demand for telecommunications services in the region reflected the strength of its economic and population growth. The region's cost advantages and strong net migration should bring an economic growth rate comparatively better than the nation's and further increase the demand for telecommunications services. The increased competition faced by BellSouth Telecommunications and the growing percentage of revenues from unregulated businesses make BellSouth's financial performance more susceptible to changes in the economy than previously, as its operations reflect the more competitive business environment and the greater demand elasticities for its products and services.



    BellSouth has minimal exposure in Asia and does not expect its businesses to be materially adversely affected by the recent decline in the value of the currencies of various Asian countries and the consequent inability of many substantial businesses in those countries to pay their debts as they mature, unless these events result in a significant general decline in business activity in the United States or other areas of the world in which BellSouth does business. BellSouth's operations abroad, particularly in Latin America, are sensitive to changes in the value of the currencies in which they conduct business, and a material decline in one or more of these currencies against the U.S. dollar could have an adverse impact upon BellSouth's financial position or annual operating results or cash flows. (See "Financial Condition -- Market Rate Risk Sensitivity" for a discussion of BellSouth's foreign currency risks.)



    REGULATORY AND COMPETITIVE ENVIRONMENT. In providing telecommunications services, BellSouth is subject to regulation by both state and federal regulators with respect to rates, services, competition and other issues. BellSouth's primary regulatory focus has been directed toward seeking modification of the regulatory process to one that is more closely aligned with changing market conditions and overall public policy objectives. As an alternative to regulation of intrastate earnings, BellSouth has successfully sought price regulation, whereby prices of basic services are regulated and the pricing of other products and services are based on market factors. While price regulation plans do not provide for the direct recovery through basic service rates of cost increases or extraordinary expenses, they generally provide more flexibility to meet competitive pricing levels.



    At the state level, BellSouth Telecommunications is subject to price regulation plans in all states in its wireline territory, except Tennessee, where a court order to implement price regulation has been appealed. At the federal level, BellSouth Telecommunications is operating under a price regulation plan established by the Federal Communications Commission (FCC) in 1995. The FCC's price cap plan limits aggregate price changes to the rate of inflation minus a productivity offset, plus or minus exogenous cost changes recognized by the FCC. The FCC has mandated an increase in the price cap productivity factor from 5.3% to 6.5%, reducing access charges. The new rates went into effect beginning July 1, 1997 and were computed as if the 6.5% productivity factor had been in effect since July 1, 1996. If the Gross Domestic Product Price Index increases by less than 6.5% over an annual period, further price reductions will occur.



    BellSouth is subject to increasing competition in all areas of its business. Regulatory, legislative and judicial actions and technological developments have expanded the types of available services and products and the number of companies that may offer them. Increasingly, this competition is from large companies and joint ventures that have substantial capital, technological and marketing resources.



    LOCAL SERVICE COMPETITION.  The Telecommunications Act of 1996 (the 1996
Act) requires the elimination of state legislative and regulatory barriers to competition for local telephone service, subject only to competitively neutral requirements to preserve and advance universal service, protect the public safety and welfare, maintain the quality of telecommunications services and safeguard the rights of customers. The 1996 Act also includes requirements that incumbent local exchange carriers (ILECs), such as BellSouth Telecommunications, negotiate with other carriers for interconnection, use of network elements on an unbundled basis and resale of local services. If a negotiated agreement cannot be reached, either party may seek arbitration with the state regulatory authority, or the FCC if the state fails to act. If rates are disputed, the arbitrator must set rates for access to network elements on an unbundled basis, based on cost, which may include a reasonable profit. ILECs are also required to negotiate to provide retail services at wholesale rates for the purpose of resale by competing carriers. If agreement cannot be reached, the arbitrator is to set the wholesale rates at BellSouth's retail rates less costs to be avoided. BellSouth Telecommunications has executed over 300 interconnection or resale agreements with such carriers. The arbitration results for the wholesale discount rates vary by state from approximately 14.8% to 21.8% for both business and residential service.



    In connection with the requirements of the 1996 Act, in August 1996, the FCC released an order adopting rules governing interconnection and open competition in the local telephone service industry. Among the issues specifically addressed by the order were the network elements that BellSouth must make available; pricing standards to be followed by states in setting rates for interconnection; access to network elements on an unbundled basis; and resold services. BellSouth, several other ILECs and several state regulatory bodies appealed the order to the United States Court of Appeals for the Eighth Circuit, and in July 1997, the court ruled that state commissions, not the FCC, have exclusive jurisdiction to set prices for local service interconnection, unbundled network elements and local service resale. In addition, the court vacated other aspects of the order including the FCC's "pick and choose" rule, which allowed competing local carriers to select terms from different interconnection agreements in negotiating their own interconnection agreements. The court also rejected the FCC's requirement that ILECs submit pre-1996 interconnection agreements to the state commissions for approval and the presumption that any network element that can be technically unbundled must be unbundled. Finally, the court rejected the FCC's requirement that ILECs physically recombine any unbundled network elements for competing local carriers and only required that such elements be made available for rebundling.



    Certain aspects of the order were upheld by the court including the ability of the competing local carriers to recombine network elements to produce complete telecommunications services without providing any of their own facilities. The court also affirmed the FCC's classification of operations support systems, operator services, directory assistance and vertical switching features as unbundled network elements. In addition, the court upheld the FCC's definition of "technically feasible" interconnection to exclude all economic considerations. Finally, the court declined to rule on whether or not the Total Element Long Run Incremental Cost (TELRIC) pricing methodology was inconsistent with the 1996 Act, leaving the state commissions to make that decision. On reconsideration, the court further clarified that the 1996 Act does not require ILECs to provide recombined unbundled network elements. The United States Supreme Court has agreed to review the court's decision, and a ruling is expected by mid-1999. In a subsequent order, the Eighth Circuit held that the FCC may not impose its pricing standards as a condition to granting permission for the Operating Telephone Companies to provide interLATA communications.



    Notwithstanding these developments, however, BellSouth Telecommunications and a number of carriers have negotiated interconnection agreements, and state regulatory commissions have arbitrated and approved various terms of interconnection between BellSouth Telecommunications and other carriers. Some changes may be made to these agreements when the judicial appeals are concluded.



    In attempting to comply with the technical requirements of interconnection, BellSouth is incurring, and expects to continue to incur, significant costs associated with the facilitation of interconnection. BellSouth incurred approximately $400 of costs associated with these efforts in the year ended December 31, 1997. Of this amount, approximately $230 was expensed as incurred, and the remainder was capitalized. It remains unclear to what degree, if any, BellSouth will be compensated for these costs.



    As a result of the changes in regulation discussed above, substantial competition has developed for BellSouth Telecommunications' business customers which provide a greater concentration of higher margin revenues than do its residential customers. Competitors include the Interexchange Carriers, such as AT&T and MCI, and smaller competitive local exchange carriers (CLECs), which resell local services of BellSouth Telecommunications and other ILECs or provide service over their own facilities. Because of the fact that significant residential local service competition would improve BellSouth's prospects for obtaining regulatory authority to offer interLATA long distance service, BellSouth believes that the Interexchange Carriers have been slow to enter the local residential market and, therefore, the development of competition for local residential service customers will continue to be much slower than for business local service customers.



    ACCESS SERVICE. Historically, access charges have been set at levels that subsidize the cost of providing local residential service. The 1996 Act also requires that the FCC identify the local service subsidy implicitly provided by access charges; to provide for the removal of such subsidy from access rates in order that access charges reflect underlying costs; to arrange for a universal service fund to ensure the continuation of universal service; and to develop the arrangements for payments into that fund by all carriers. In May 1997, the FCC adopted orders regarding revisions to the price cap plan, access charge reform and the establishment of a universal service fund. The orders on the price cap plan and access charge reform resulted in access rate reductions related to per-minute-of-use charges and increases to per-line charges.



    In addition, the access charge reform order resulted in several changes to the existing interstate access rate structure designed to move access charges, over time, to more economically efficient levels and to create more efficient rate structures. Non-traffic-sensitive costs, that were previously recovered on a per-minute-of-use basis, were changed to be recovered on a flat-rate, per-line basis. As part of this plan, subscriber line charges (SLCs) were increased and a new presubscribed interexchange carrier charge (PICC) was established. As SLC and PICC charges are increased over time, usage charges are reduced.



    The universal service order established new funding mechanisms for high-cost, low-income service areas. BellSouth Telecommunications began contributing to the new funds on January 1, 1998 and is allowed recovery of its contributions through increased interstate access charges. Major changes to the support mechanism to subsidize the provision of services to high-cost areas will occur January 1, 1999. The new support mechanism, when implemented in 1999, will be based on forward-looking economic costs; however, a cost model has yet to be adopted. A new proceeding was initiated in June 1997 to select a cost model with final FCC action expected in 1998.



    All of the foregoing orders have been appealed to United States Courts of Appeal in several different Circuits.



    As a result of the legal requirement to offer expanded interconnection for interstate special and switched access transport, BellSouth Telecommunications must permit competitive carriers and customers to terminate their transmission lines on BellSouth Telecommunications' facilities through collocation arrangements. The effects of the rules are to increase competition for access transport. Furthermore, Interexchange Carriers are increasingly connecting their lines directly to their customers' facilities, bypassing the networks of BellSouth Telecommunications and thereby avoiding access charges entirely. In addition, commercial applications of Internet telephony are being developed. This medium could attract substantial long distance traffic because of its lower cost structure, because FCC rules do not currently impose access charges on Internet communications.



    WIRELESS SERVICE COMPETITION. BellSouth's wireless communications businesses face increasing competition from additional providers in each of BellSouth's markets. The number of BellSouth's proportional domestic cellular customers has grown by 13.6%, 26.9% and 32.1%, and its proportional domestic cellular revenues have grown by 9.0%, 22.5% and 28.9% for the years ended December 31, 1997, 1996 and 1995, respectively. The penetration rate of BellSouth's domestic cellular services has grown to 10.2% at December 31, 1997 from 8.9% and 7.1% at December 31, 1996 and 1995, respectively. Such growth is likely to continue declining, reflecting increasing penetration rates and competition for wireless customers by additional PCS carriers.



    The FCC's PCS licensing process has created multiple new competitors for BellSouth's businesses. Licenses to provide PCS services have been won in auction by AT&T, Holding Company consortia and other large and well-capitalized entities. PCS competes or will compete with BellSouth's local wireline and wireless telephone businesses throughout BellSouth's service territories. Several competitive PCS systems are now operational.



    BellSouth's international wireless operations are generally subject to competition from at least one other wireless service provider. These competing wireless service providers are generally supported by partners who are at least as well-capitalized as BellSouth and its partners. In some cases, the competing provider is operated by the government-owned telephone company, which may have access to substantial financial resources. BellSouth believes that a number of these companies will be privatized within the next few years, which may result in more formidable competition. The number of BellSouth's proportional international cellular customers, excluding the customers of Optus Communications in all periods, has grown by 106.6%, 109.9% and 90.4% for the years ended December 31, 1997, 1996 and 1995, respectively. BellSouth's proportional share of international cellular revenues, excluding revenues of Optus Communications, increased 76.4%, 59.0% and 59.3%, respectively, for the years ended December 31, 1997, 1996 and 1995.



    BELLSOUTH COMPETITIVE STRATEGY. BellSouth has developed three main strategies that govern its business decisions in the increasingly competitive telecommunications industry. First, BellSouth will strengthen its leadership position throughout its nine-state wireline territory by (a) enhancing and building its brand strength and distribution channels; (b) providing full-service offerings including wireline and wireless, local and long distance, and video and Internet services; and (c) controlling costs. Second, BellSouth will continue to grow profitably its domestic wireless businesses by (a) deploying value-added products and services and competitive technology; (b) strengthening and expanding distribution channels, including joint marketing with BellSouth Telecommunications; and (c) expanding in-region wireless coverage through development of businesses covered by its licenses. Third, BellSouth will continue to grow and develop its Latin American and other international operations.



    NEW SERVICES. The opening of BellSouth Telecommunications' local service markets to competition can allow BellSouth to qualify for entry into new business markets. While loss of local service customers and other risks associated with increased competition are inevitable, BellSouth will have the opportunity to offer interLATA wireline service under provisions contained in the 1996 Act. BellSouth believes that in order to remain competitive, it must aggressively pursue a corporate strategy of expanding its offerings beyond its traditional businesses and markets. These offerings include interLATA services, information services, video services and Internet services. BellSouth has entered some of these businesses through investments in, strategic alliances with and acquisitions of established companies in such industries, and through the development of some of these services and capabilities internally. BellSouth has acquired several cable TV and wireless video rights, and has been providing both cable TV and wireless video services on a limited basis in certain metropolitan areas and is providing Internet access. BellSouth also intends to continue to pursue certain foreign telecommunications licenses as they are offered.



    BellSouth plans to begin offering interLATA wireline service in each of its in-region states as soon as the FCC approves its application for each state. BellSouth has received favorable determinations from the regulatory commissions in several states in its wireline service territory, but the FCC has rejected all applications to provide in-region interLATA service on which it has ruled. The applicants have appealed such denials to the United States Court of Appeals for the District of Columbia Circuit. In addition, the United States District Court for the Northern District of Texas has ruled that the provisions of the 1996 Act prohibiting the Holding Companies from providing interLATA service are, in effect, an unconstitutional bill of attainder and are unenforceable. The ruling has been stayed pending appeal. BellSouth will continue to seek approvals from the FCC and other state commissions and judicial review of adverse decisions which it believes to be erroneous. However, because of the scrutiny of such applications by the FCC and the Justice Department, the time required to obtain judicial review of adverse decisions and the possible challenges by the Interexchange Carriers of any approved applications, it is uncertain when BellSouth will be authorized to commence interLATA service in any of its in-region states.

YEAR 2000 COMPLIANCE



    BellSouth has initiated a company-wide program to identify and address issues associated with the ability of its date-sensitive information, telephony and business systems to properly recognize the year 2000 in order to avoid interruption of the operation of these systems at the turn of the century. This program is being conducted by a management team which is coordinating the efforts of internal resources as well as third party vendors in making all necessary changes to BellSouth's systems. Some of these changes are being made as a part of larger systems upgrades. BellSouth plans to have all conversion and initial testing completed by the end of 1998 and to complete testing and deployment by mid-1999. Some of the costs associated with these efforts were incurred in 1997, and the remainder will be incurred over the next two years. BellSouth estimates the costs of these efforts will be between $100 to $200 over the life of the project. BellSouth expects to avoid disruption of its information, telephony and business systems as a result of these efforts.


NEW ACCOUNTING PRONOUNCEMENTS


    SEGMENT REPORTING. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," superseding SFAS No. 14, "Financial Reporting of Segments of a Business Enterprise." SFAS No. 131 establishes new standards for reporting operating segment information in annual and interim financial statements. The new standard requires reporting of operating segment information based on the way that financial information for the entity is organized for senior management for evaluating performance and allocating resources. The standard is effective for year-end 1998 and need not be applied to interim financial statements in that year. Comparative information for earlier years on the same basis of segmentation must also be reported.


    At present, BellSouth presents its operations as one business segment in its financial statements. However, based on a preliminary assessment of the requirements of the new standard, BellSouth anticipates reporting operating segment information for multiple reportable segments. Determination of all such reportable segments, however, has not been finalized.


    CAPITALIZATION OF INTERNAL USE SOFTWARE. In 1996, the AICPA issued a Statement of Position (SOP) exposure draft dealing with the costs of internal use software. The treatment accorded such costs in the past has been very diverse in practice. The proposed SOP will require capitalization of such costs after certain preliminary development efforts have been made. Costs to be capitalized are direct costs and interest costs related to development efforts. The proposed SOP is expected to be issued in early 1998 and will require adoption by BellSouth no later than January 1, 1999. Earlier adoption will be permitted for years for which financial statements have not been issued.



    Adoption of the proposed SOP will result in a temporary increase in earnings in the year of adoption as a result of the capitalization of costs which had previously been expensed. If expenditures remain at a consistent level, the earnings impact will decline in each year following the change. The decline will continue until the amortization expense related to the capitalized software costs equals the level of software costs treated as expense prior to the change. In addition, adoption of the proposed SOP will result in higher levels of capitalized software costs on the balance sheet.



SAFE HARBOR STATEMENT



    CERTAIN OF THE INFORMATION CONTAINED IN THIS AND OTHER REPORTS ADDRESSES KNOWN TRENDS AND UNCERTAINTIES AFFECTING BELLSOUTH'S BUSINESS AND PROSPECTS AND MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. BELLSOUTH'S EXPECTATIONS CONTAINED IN OR UNDERLYING SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON A NUMBER OF ASSUMPTIONS, INCLUDING BUT NOT LIMITED TO: (1) ECONOMIC GROWTH AND DEMAND FOR WIRELINE AND WIRELESS COMMUNICATIONS SERVICES CONTINUES IN BELLSOUTH'S SERVICE TERRITORIES; (2) THE FINAL RESOLUTION OF THE ACCESS REFORM AND UNIVERSAL SERVICE ORDERS OF THE FCC (AND THE RESULTANT CUSTOMER IMPACTS) IS REASONABLY EARNINGS-NEUTRAL; (3) LOCAL WIRELINE AND WIRELESS SERVICE COMPETITION DOES NOT HAVE SIGNIFICANTLY INCREASING ADVERSE IMPACTS

ON EARNINGS; (4) THE CONTINUING COSTS TO IMPLEMENT NETWORK CHANGES AND OPERATING SYSTEMS NECESSARY TO SATISFY REGULATORY CONDITIONS FOR BELLSOUTH'S PROVISION OF INTERLATA SERVICE ARE NOT MATERIALLY GREATER THAN CURRENTLY PROJECTED; (5) BELLSOUTH'S EXPECTATIONS AS TO THE COST AND SUCCESS OF ITS EFFORTS FOR YEAR 2000 COMPLIANCE, INCLUDING THE SUCCESS OF ITS KEY SUPPLIERS AND CUSTOMERS, ARE REASONABLY ACCURATE; AND (6) THE CURRENT LEVEL OF ECONOMIC, MONETARY AND POLITICAL STABILITY CONTINUES IN FOREIGN COUNTRIES IN WHICH BELLSOUTH HAS SIGNIFICANT INVESTMENTS OR OPERATIONS. ANY DEVELOPMENTS SIGNIFICANTLY DEVIATING FROM THESE ASSUMPTIONS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE FORECAST OR IMPLIED IN THE AFOREMENTIONED FORWARD-LOOKING STATEMENTS.

                              REPORT OF MANAGEMENT

    To the Shareholders of BellSouth Corporation:

    These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report is contained herein.


    The integrity and objectivity of the data in these financial statements, including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.


    Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

    Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, Coopers & Lybrand L.L.P. completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that as of December 31, 1997, the system of internal controls was adequate to accomplish the objectives discussed herein.


    Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Senior Vice President--Corporate Compliance and Corporate Secretary.


                      /s/ F. Duane Ackerman                          /s/ Ronald M. Dykes

F. Duane Ackerman                           Ronald M. Dykes
CHAIRMAN OF THE BOARD, PRESIDENT AND        EXECUTIVE VICE PRESIDENT AND
CHIEF EXECUTIVE OFFICER                     CHIEF FINANCIAL OFFICER


February 3, 1998

                       AUDIT COMMITTEE CHAIRMAN'S LETTER

    The Audit Committee of the Board of Directors consists of four members who are neither officers nor employees of BellSouth Corporation. Information as to these persons, as well as their duties, is provided in the Proxy Statement. The Audit Committee met six times during 1997 and reviewed with the Chief Corporate Auditor, Coopers & Lybrand L.L.P. and management current audit activities, plans and the results of selected internal audits. The Audit Committee also reviewed the objectivity of the financial reporting process and the adequacy of internal controls. The Audit Committee recommended, subject to shareholder ratification, the appointment of the independent accountants and considered factors relating to their independence. In addition, the Audit Committee provided guidance in matters regarding ethical considerations and business conduct, reviewed the operations of political action committees and monitored compliance with laws and regulations. The Chief Corporate Auditor and Coopers & Lybrand L.L.P. each met privately with the Audit Committee on occasion to encourage confidential discussions as to any auditing matters.


                                          /s/ Ronald A. Terry



                                          Ronald A. Terry
                                          CHAIRMAN, AUDIT COMMITTEE



February 3, 1998


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
BellSouth Corporation
Atlanta, Georgia

    We have audited the accompanying consolidated balance sheets of BellSouth Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of BellSouth Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BellSouth Corporation as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

    As discussed in Note M to the consolidated financial statements, BellSouth Corporation discontinued accounting for the operations of BellSouth Telecommunications, Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," effective June 30, 1995.

                                          /s/ Coopers & Lybrand L.L.P.
Atlanta, Georgia
February 3, 1998

                             BELLSOUTH CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                              1997         1996         1995
                                                                            ---------    ---------    ---------
Operating Revenues:
  Network and related services:
    Local service.......................................................    $   8,499    $   8,082    $   7,294
    Interstate access...................................................        3,673        3,553        3,275
    Intrastate access...................................................          810          812          884
    Toll................................................................          734          794        1,009
  Wireless communications...............................................        3,555        2,799        2,592
  Directory advertising and publishing..................................        1,934        1,742        1,677
  Other services........................................................        1,356        1,258        1,155
                                                                            ---------    ---------    ---------
    Total Operating Revenues............................................       20,561       19,040       17,886
                                                                            ---------    ---------    ---------
Operating Expenses:
  Cost of services and products.........................................        6,254        6,072        6,184
  Depreciation and amortization.........................................        3,964        3,719        3,455
  Selling, general and administrative...................................        4,967        4,470        3,873
  Work force reduction charge (Note L)..................................           --           --        1,082
                                                                            ---------    ---------    ---------
    Total Operating Expenses............................................       15,185       14,261       14,594
                                                                            ---------    ---------    ---------
Operating Income........................................................        5,376        4,779        3,292
Interest Expense........................................................          761          721          724
Gain on Sales of Operations (Note B)....................................          787          442           --
Other Income, net.......................................................           19          108           20
                                                                            ---------    ---------    ---------
Income Before Income Taxes and Extraordinary Losses.....................        5,421        4,608        2,588
Provision for Income Taxes (Note J).....................................        2,151        1,745        1,024
                                                                            ---------    ---------    ---------
Income Before Extraordinary Losses......................................        3,270        2,863        1,564
Extraordinary Loss for Discontinuance of SFAS No. 71,
 net of tax (Note M)....................................................           --           --       (2,718)
Extraordinary Loss on Early Extinguishment of Debt,
 net of tax (Note E)....................................................           (9)          --          (78)
                                                                            ---------    ---------    ---------
      Net Income (Loss).................................................    $   3,261    $   2,863    $  (1,232)
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------
Weighted-Average Common Shares Outstanding: (Notes A, G)
  Basic.................................................................          992          994          993
  Diluted...............................................................          995          996          994
Dividends Declared Per Common Share (Note G)............................    $    1.44    $    1.44    $    1.41

Basic Earnings (Loss) Per Share: (Notes A, G)
  Income Before Extraordinary Losses....................................    $    3.30    $    2.88    $    1.57
  Extraordinary Loss for Discontinuance of SFAS No. 71,
    net of tax (Note M).................................................           --           --        (2.73)
  Extraordinary Loss on Early Extinguishment of Debt,
    net of tax (Note E).................................................         (.01)          --         (.08)
                                                                            ---------    ---------    ---------
      Net Income (Loss).................................................    $    3.29    $    2.88    $   (1.24)
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------
Diluted Earnings (Loss) Per Share: (Notes A, G)
  Income Before Extraordinary Losses....................................    $    3.29    $    2.87    $    1.57
  Extraordinary Loss for Discontinuance of SFAS No. 71,
    net of tax (Note M).................................................           --           --        (2.73)
  Extraordinary Loss on Early Extinguishment of Debt,
    net of tax (Note E).................................................        (0.01)          --        (0.08)
                                                                            ---------    ---------    ---------
      Net Income (Loss).................................................    $    3.28    $    2.87    $   (1.24)
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997       1996
                                                                                             ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents................................................................  $   2,570  $   1,178
  Temporary cash investments...............................................................         17         51
  Accounts receivable, net of allowance for uncollectibles of $246 and $180................      4,750      4,087
  Material and supplies....................................................................        393        451
  Other current assets.....................................................................        387        531
                                                                                             ---------  ---------
    Total Current Assets...................................................................      8,117      6,298
Investments and Advances (Note B)..........................................................      2,675      2,430
Property, Plant and Equipment, net (Note C)................................................     22,861     21,825
Deferred Charges and Other Assets..........................................................        702        610
Intangible Assets, net.....................................................................      1,946      1,405
                                                                                             ---------  ---------
    Total Assets...........................................................................  $  36,301  $  32,568
                                                                                             ---------  ---------
                                                                                             ---------  ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Debt maturing within one year (Note E)...................................................  $   3,706  $   2,124
  Accounts payable.........................................................................      1,825      1,446
  Other current liabilities (Note D).......................................................      3,252      2,871
                                                                                             ---------  ---------
    Total Current Liabilities..............................................................      8,783      6,441
                                                                                             ---------  ---------
Long-Term Debt (Note E)....................................................................      7,348      8,116
                                                                                             ---------  ---------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes........................................................      2,023      1,899
  Unamortized investment tax credits.......................................................        213        278
  Other liabilities and deferred credits (Note F)..........................................      2,769      2,585
                                                                                             ---------  ---------
    Total Deferred Credits and Other Liabilities...........................................      5,005      4,762
                                                                                             ---------  ---------
Shareholders' Equity (Note G):
  Common stock, $1 par value (2,200 shares authorized; 992 and 991 shares outstanding).....      1,010      1,009
  Paid-in capital..........................................................................      7,750      7,697
  Retained earnings........................................................................      7,382      5,541
  Shares held in trust and treasury........................................................       (575)      (532)
  Guarantee of ESOP debt (Note H)..........................................................       (402)      (466)
                                                                                             ---------  ---------
    Total Shareholders' Equity.............................................................     15,165     13,249
                                                                                             ---------  ---------
    Total Liabilities and Shareholders' Equity.............................................  $  36,301  $  32,568
                                                                                             ---------  ---------
                                                                                             ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN MILLIONS)

                                              NUMBER OF SHARES                              AMOUNT
                                           ----------------------   ------------------------------------------------------
                                                       SHARES                                       SHARES       GUARANTEE
                                           COMMON   HELD IN TRUST    PAR    PAID-IN   RETAINED   HELD IN TRUST    OF ESOP
                                           STOCK    AND TREASURY    VALUE   CAPITAL   EARNINGS   AND TREASURY      DEBT
                                           ------   -------------   ------  -------   --------   -------------   ---------
Balance at
 December 31, 1994.......................    503          (7)       $  503  $ 8,064   $ 6,721        $(336)        $(584)
Two-for-one stock split (Note G).........    503          (6)          503     (503)
Net loss.................................                                              (1,232)
Dividends declared.......................                                              (1,400)
Shares issued for:
  Employee benefit plans.................      1                         1       30
  Grantor trusts.........................                                        38                    (38)
ESOP activities and related tax
 benefit.................................                                                  10                         58
Foreign currency translation
 adjustment..............................                                       (10)
                                           ------        ---        ------  -------   --------      ------       ---------
Balance at
 December 31, 1995.......................  1,007         (13)        1,007    7,619     4,099         (374)         (526)
Net income...............................                                               2,863
Dividends declared.......................                                              (1,430)
Shares issued for:.......................
  Employee benefit plans.................      1                         1       14                     11
  Grantor trusts.........................      1          (1)            1       34                    (35)
Shares purchased for:
  Treasury...............................                 (3)                                          (85)
  Grantor trusts.........................                 (1)                                          (49)
ESOP activities and related tax
 benefit.................................                                                   9                         60
Foreign currency translation
 adjustment..............................                                        30
                                           ------        ---        ------  -------   --------      ------       ---------
Balance at
 December 31, 1996.......................  1,009         (18)        1,009    7,697     5,541         (532)         (466)
Net income...............................                                               3,261
Dividends declared.......................                                              (1,428)
Shares issued for:
  Employee benefit plans.................                  2                    (25)                    85
  Grantor trusts.........................      1          (1)            1       59                    (60)
  Acquisitions...........................                  2                      8                     89
Purchase of Treasury Stock...............                 (3)                                         (157)
ESOP activities and related tax
 benefit.................................                                                   8                         64
Foreign currency translation
 adjustment..............................                                        11
                                           ------        ---        ------  -------   --------      ------       ---------
Balance at
 December 31, 1997.......................  1,010         (18)       $1,010  $ 7,750   $ 7,382        $(575)        $(402)
                                           ------        ---        ------  -------   --------      ------       ---------
                                           ------        ---        ------  -------   --------      ------       ---------


                                            TOTAL
                                           -------
Balance at
 December 31, 1994.......................  $14,368
Two-for-one stock split (Note G).........       --
Net loss.................................   (1,232)
Dividends declared.......................   (1,400)
Shares issued for:
  Employee benefit plans.................       31
  Grantor trusts.........................       --
ESOP activities and related tax
 benefit.................................       68
Foreign currency translation
 adjustment..............................      (10)
                                           -------
Balance at
 December 31, 1995.......................   11,825
Net income...............................    2,863
Dividends declared.......................   (1,430)
Shares issued for:.......................
  Employee benefit plans.................       26
  Grantor trusts.........................       --
Shares purchased for:
  Treasury...............................      (85)
  Grantor trusts.........................      (49)
ESOP activities and related tax
 benefit.................................       69
Foreign currency translation
 adjustment..............................       30
                                           -------
Balance at
 December 31, 1996.......................   13,249
Net income...............................    3,261
Dividends declared.......................   (1,428)
Shares issued for:
  Employee benefit plans.................       60
  Grantor trusts.........................       --
  Acquisitions...........................       97
Purchase of Treasury Stock...............     (157)
ESOP activities and related tax
 benefit.................................       72
Foreign currency translation
 adjustment..............................       11
                                           -------
Balance at
 December 31, 1997.......................  $15,165
                                           -------
                                           -------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)


                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                  1997        1996        1995
                                                                                ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $   3,261  $    2,863  $   (1,232)
  Adjustments to net income (loss):
    Gain on sales of operations...............................................       (787)       (442)         --
    Depreciation and amortization.............................................      3,964       3,719       3,455
    Provision for uncollectibles..............................................        304         254         213
    Deferred income taxes and unamortized investment tax credits..............        243         120      (1,971)
    Pension income............................................................       (164)        (14)        (53)
    Dividends from unconsolidated affiliates..................................        198         130         149
    Losses from unconsolidated affiliates, net................................        242          76          86
    Extraordinary loss for discontinuance of SFAS No. 71......................         --          --       4,449
    Extraordinary loss on early extinguishment of debt........................         15          --         127
    Work force reduction charge...............................................         --          --       1,082
    Net change in:
      Accounts receivable and other current assets............................       (742)       (645)       (770)
      Accounts payable and other current liabilities..........................        580        (708)       (283)
      Deferred charges and other assets.......................................       (125)       (126)        (28)
      Other liabilities and deferred credits..................................         87         581         315
    Other reconciling items, net..............................................        (37)         55         (96)
                                                                                ---------  ----------  ----------
    Net cash provided by operating activities.................................      7,039       5,863       5,443
                                                                                ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures........................................................     (4,858)     (4,455)     (4,203)
  Purchases of licenses and other intangible assets...........................       (328)       (147)       (170)
  Proceeds from sales of operations...........................................      1,000         930          --
  Proceeds from disposition of short-term investments.........................        267         355         187
  Purchases of short-term investments.........................................       (233)       (336)       (207)
  Proceeds from investment dispositions and repayments of advances............         59         102         426
  Investments in and advances to unconsolidated affiliates....................     (1,083)       (620)       (521)
  Other investing activities, net.............................................        227         (28)        104
                                                                                ---------  ----------  ----------
    Net cash used for investing activities....................................     (4,949)     (4,199)     (4,384)
                                                                                ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from (repayments of) short-term borrowings.....................        879        (497)        510
  Proceeds from long-term debt................................................        645         392       2,488
  Repayments of long-term debt................................................       (692)       (544)     (1,555)
  Dividends paid..............................................................     (1,428)     (1,430)     (1,385)
  Other financing activities, net.............................................       (102)       (118)        (12)
                                                                                ---------  ----------  ----------
    Net cash provided by (used for) financing activities......................       (698)     (2,197)         46
                                                                                ---------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents..........................      1,392        (533)      1,105
Cash and Cash Equivalents at Beginning of Period..............................      1,178       1,711         606
                                                                                ---------  ----------  ----------
Cash and Cash Equivalents at End of Period....................................  $   2,570  $    1,178  $    1,711
                                                                                ---------  ----------  ----------
                                                                                ---------  ----------  ----------


  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES

    ORGANIZATION. BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. (BellSouth Telecommunications), serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides (i) local exchange service and toll communications services within geographic areas, called Local Access and Transport Areas (LATAs), and
(ii) network access services to enable interLATA communications using the long distance facilities of Interexchange Carriers. Through subsidiaries, other telecommunications services and products are provided primarily within the nine-state BellSouth Telecommunications region. BellSouth Enterprises, Inc. (BellSouth Enterprises), another wholly-owned subsidiary, owns businesses providing wireless and international communications services and advertising and publishing products.

    Substantially all of BellSouth's Total Operating Revenues are derived from domestic operations. For the year ended December 31, 1997, approximately 67% of BellSouth's Total Operating Revenues were from network and related services, 17% were from wireless communications services and 9% were from directory advertising and publishing services. The remainder of such Total Operating Revenues was derived principally from other nonregulated services provided by BellSouth Telecommunications.

    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of BellSouth and subsidiaries in which it has a controlling financial interest. Investments in certain partnerships, joint ventures and subsidiaries are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

    BASIS OF ACCOUNTING. BellSouth's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

    Effective June 30, 1995, BellSouth discontinued application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." See Note M for further discussion of the impacts of discontinuance of SFAS No. 71.

    CASH AND CASH EQUIVALENTS. BellSouth considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments on the Consolidated Balance Sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $193, $163 and $108 for the years ended December 31, 1997, 1996 and 1995, respectively.

    MATERIAL AND SUPPLIES. New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.

    PROPERTY, PLANT AND EQUIPMENT. The investment in Property, Plant and Equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED) based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other Income, net.

    INTANGIBLE ASSETS. Intangible Assets consist of the excess consideration paid over the fair value of net tangible assets acquired in business combinations, and include acquired licenses and customer lists. Intangible Assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such periods do not exceed 40 years. The carrying value of Intangible Assets is periodically reviewed on the basis of whether such intangibles are fully recoverable from projected net cash flows of the related business unit. Amortization of such intangibles was $58, $49 and $50 for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, accumulated amortization of intangibles was $321 and $220, respectively.

    FOREIGN CURRENCY. Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in Shareholders' Equity as a component of Paid-In Capital.

    Exchange gains and losses on transactions of the company and its equity investees denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged (see "Derivative Financial Instruments" below). The exchange gains and losses for the years ended December 31, 1997, 1996 and 1995 were not material.

    DERIVATIVE FINANCIAL INSTRUMENTS. BellSouth generally enters into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the hedged item. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.

    Foreign exchange forward contracts are carried at fair value in the consolidated balance sheets. Gains and losses on foreign exchange forward contracts used as currency hedges of existing assets or liabilities are deferred and offset the deferred losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures. Gains and losses related to qualifying hedges of firm commitments also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

    Currency swap contracts entered into as hedges of existing assets and liabilities are carried at fair value in the Consolidated Balance Sheets. Gains and losses on currency swaps are deferred and offset against the deferred currency losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED)
    Interest rate swap agreements are treated as off-balance-sheet financial instruments. Receipts or payments resulting from these instruments are recognized as adjustments to Interest Expense as received or paid.

    REVENUE RECOGNITION. Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Directory Advertising and Publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, toll and cellular airtime usage, are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $304, $254 and $213 for the years ended December 31, 1997, 1996 and 1995, respectively.

    Revenues from services provided to AT&T Corp., BellSouth's largest customer, were approximately 8%, 9% and 10% of Total Operating Revenues for 1997, 1996 and 1995, respectively.

    MAINTENANCE AND REPAIRS. The cost of maintenance and repairs of plant, including the cost of replacing minor items not affecting substantial betterments, is charged to Operating Expenses.

    INCOME TAXES. The balance sheet reflects deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the balance sheet in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

    For financial reporting purposes, BellSouth is amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

    EARNINGS PER SHARE. In 1997, BellSouth adopted SFAS No. 128, "Earnings per Share," which requires the presentation of both basic and diluted earnings per share. Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the sum of the weighted-average number of common shares outstanding plus common stock equivalents arising out of employee stock options and benefit plans. Earnings per share information for all prior periods have been restated to conform to the requirements of the standard. Common stock equivalents included in the calculation of diluted earnings per share were approximately 3 million, 2 million and 1 million, respectively, for the years ended December 31, 1997, 1996 and 1995. BellSouth's earnings, used for per share calculations, are the same for both the basic and diluted methods.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B -- INVESTMENTS AND ADVANCES

    Investments and Advances as of December 31 consist of the following:

                                                                                       1997       1996
                                                                                     ---------  ---------
Investments accounted for under the equity method..................................  $   2,007  $   1,676
Advances to and notes receivable from affiliates...................................        631        675
Other investments..................................................................         37         79
                                                                                     ---------  ---------
  Total Investments and Advances...................................................  $   2,675  $   2,430
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    BellSouth's equity method investments primarily include various partnerships in domestic and international wireless properties and other international communications consortia. Losses related to investments accounted for under the equity method were $(242), $(76) and $(86) for the three years ended December 31, 1997, 1996 and 1995, respectively, and are included as a component of Other Income, net.

    DOMESTIC CELLULAR. BellSouth's domestic cellular investments consist primarily of a 60.0% non-controlling financial interest in the Los Angeles Cellular Telephone Company and a 43.8% interest in the Houston Cellular Telephone Company. At December 31, 1997, BellSouth's aggregate investment in these entities exceeded the underlying book value of the investees' net assets by $851. The excess of consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit, which do not exceed 40 years.

    INTERNATIONAL COMMUNICATIONS. BellSouth has equity investments in international cellular operations in Latin America, Europe, the Asia-Pacific region and other international markets with ownership ranging from 22.5% to 46.5%.

    In 1997, two joint ventures in which BellSouth is a partner were awarded licenses to provide cellular services in Sao Paulo, Brazil and a six-state region in northeastern Brazil. BellSouth's ownership interests in these entities is 41.0% and 42.5%, respectively. The joint ventures bid approximately $2,400 and $500, respectively, for the licenses. BellSouth's proportionate shares of the remaining unpaid portion of such license fees which are required to be paid in 1998 are $574 and $124, respectively.

    OTHER INVESTMENTS. BellSouth has noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. BellSouth had notes receivable from and advances to these partnerships totaling $194 and $193 at December 31, 1997 and 1996, respectively. The notes bear interest at rates ranging from 6.31% to 9.31% while the advances bear interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 1997 are due and payable to BellSouth between January 15, 1998 and August 8, 2002. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

    BellSouth has a credit agreement with Prime South Diversified, Inc. (Prime) to provide up to $250 in financing, of which $250 had been borrowed by Prime as of December 31, 1997 and 1996, respectively. The loan is collateralized by the stock of Prime, which indirectly, wholly owns Community Cable TV in Las Vegas, and its wholly-owned subsidiary, Prime South Holdings, Inc. The loan bears interest at a variable rate of 10% to 11% and matures in 2001.

    BellSouth and RAM Communications Group, Inc. (RAM) are partners in an entity that owns and operates certain mobile data communications networks. Through its investment, BellSouth holds a 49%

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B -- INVESTMENTS AND ADVANCES (CONTINUED) interest in the United States mobile data operations and various interests in foreign mobile data operations ranging from 6% to 72.5%.

    Minority interests of consolidated subsidiaries, included as a component of Other Income, net, were $(34), $(27) and $(62) for the years ended December 31, 1997, 1996 and 1995, respectively.

    SALES OF OPERATIONS AND INVESTMENTS. In August 1997, BellSouth sold its 24.5% interest in Optus Communications to Cable and Wireless, a U.K. telecommunications company. Under the agreement, BellSouth received approximately $735 in cash for its 490 million shares in Optus Communications. In addition, BellSouth will receive either a 22.3% interest in Occidente y Caribe Celular S.A. (Occel), a cellular communications company located in Colombia, or the equivalent value of that interest in cash, at BellSouth's option, or if Cable and Wireless is not able to transfer its interest in Occel to BellSouth within two years from the sale of Optus Communications. The pretax gain on the sale was $578 ($352 after tax).

    In July 1997, BellSouth sold to ITT Corporation its 20% ownership interest in ITT World Directories Inc. for total proceeds of $265. The pretax gain on such sale was $209 ($128 after tax).

    In November 1997, BellSouth Telecommunications sold to Science Applications International Corporation its 14.3% interest in Bell Communications Research, Inc. (Bellcore) for total proceeds of $65. The pretax gain on such sale, included as a component of Other Income, net, was $38.

    In January 1996, BellSouth sold to Mobile Media Communications, Inc. its paging subsidiary, Mobile Communications Corporation of America (MCCA), and its two-way nationwide narrowband personal communications services license for a total of approximately $930. The pretax gain on such sale was $442 ($344 after tax). MCCA's operating revenues and expenses were $349 and $300, respectively, for the year ended December 31, 1995.

NOTE C -- PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is summarized as follows at December 31:

                                                                                     1997       1996
                                                                                   ---------  ---------
Outside plant....................................................................  $  21,642  $  20,866
Central office equipment.........................................................     18,716     17,442
Operating and other equipment....................................................      4,523      3,595
Building and building improvements...............................................      4,433      3,595
Furniture and fixtures...........................................................      2,987      3,017
Plant under construction.........................................................        815        716
Station equipment................................................................        522        638
Land.............................................................................        190        190
                                                                                   ---------  ---------
                                                                                      53,828     50,059
  Less: Accumulated depreciation.................................................     30,967     28,234
                                                                                   ---------  ---------
    Total Property, Plant and Equipment, net.....................................  $  22,861  $  21,825
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE D -- OTHER CURRENT LIABILITIES

    Other current liabilities are summarized as follows at December 31:

                                                                                       1997       1996
                                                                                     ---------  ---------
Taxes accrued......................................................................  $     835  $     517
Advanced billing and customer deposits.............................................        620        539
Dividends payable..................................................................        365        363
Salaries and wages payable.........................................................        335        335
Interest and rents accrued.........................................................        309        293
Compensated absences...............................................................        248        244
Other..............................................................................        540        580
                                                                                     ---------  ---------
  Total Other Current Liabilities..................................................  $   3,252  $   2,871
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE E -- DEBT

    DEBT MATURING WITHIN ONE YEAR: Debt maturing within one year is summarized as follows at December 31:

                                                                                   1997       1996
                                                                                 ---------  ---------
Short-term notes payable:
  Bank loans...................................................................  $     465  $      73
  Commercial paper.............................................................      2,438      1,885
Current maturities of long-term debt...........................................        803        166
                                                                                 ---------  ---------
  Total Debt Maturing Within One Year..........................................  $   3,706  $   2,124
                                                                                 ---------  ---------
                                                                                 ---------  ---------

Weighted-average interest rate at end of period:
  Bank loans...................................................................       7.05%      7.40%
  Commercial paper.............................................................       5.92%      5.50%

    BellSouth has committed credit lines aggregating $1,498 with various banks. Borrowings under the committed lines totaled $241 and $92, respectively, at December 31, 1997 and 1996. BellSouth also maintains uncommitted lines of credit aggregating $1,020. At December 31, 1997, there were no borrowings under the uncommitted lines. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE E -- DEBT (CONTINUED)
    LONG-TERM: Long-term debt, summarized below, consists primarily of debentures and notes issued by BellSouth Telecommunications. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 1997.

                                                   CONTRACTUAL
                                                  INTEREST RATES      MATURITIES      1997       1996
                                                ------------------  --------------  ---------  ---------
BellSouth Telecommunications Debentures:            4.375% - 6.75%     1998 - 2045  $   1,820  $   1,905
                                                        6.65% - 7%            2095        644        635
                                                        7% - 8.25%     2010 - 2035      1,450      2,050
                                                                                    ---------  ---------
                                                                                        3,914      4,590
BellSouth Telecommunications Notes............          5.25% - 7%     1998 - 2008      2,175      2,175
BellSouth Capital Funding Corporation Notes...       4.89% - 9.25%     1998 - 2097      1,290        820
Guarantee of ESOP debt........................      9.125% - 9.19%            2003        534        594
Other.........................................                                            275        136
Unamortized discount, net of premium..........                                            (37)       (33)
                                                                                    ---------  ---------
                                                                                        8,151      8,282
Current maturities............................                                           (803)      (166)
                                                                                    ---------  ---------
  Total Long-Term Debt........................                                      $   7,348  $   8,116
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Maturities of long-term debt outstanding (principal amounts) at December 31, 1997 are summarized below. Maturities after the year 2002 include $500 principal amount of 6.65% debentures due in 2095. At December 31, 1997, such debentures had an accreted book value of $144.

                                1998       1999       2000       2001       2002     THEREAFTER     TOTAL
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Maturities..................  $     803  $     274  $     555  $     247  $     336   $   6,329   $   8,544
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------

    Notes issued by BellSouth Capital Funding Corporation (Capital Funding) are used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BellSouth Telecommunications. BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest on Capital Funding's debt securities.

    During 1997 and 1995, BellSouth Telecommunications retired certain long-term debt issues totaling $600 and $1,885, respectively. As a result of the early extinguishment of these issues, extraordinary losses of $9 ($.01 per share) and $78 ($.08 per share), net of current tax benefits of $6 and $49, respectively, were recognized in 1997 and 1995.

    At December 31, 1997, shelf registration statements were on file with the Securities and Exchange Commission under which $1,427 of debt securities could be offered.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE F -- OTHER LIABILITIES AND DEFERRED CREDITS

    Other liabilities and deferred credits are summarized as follows at December 31:

                                                                                       1997       1996
                                                                                     ---------  ---------
Postretirement benefits other than pensions (see Notes H and L)....................  $     787  $     744
Accrued pension cost (see Notes H and L)...........................................        559        581
Minority interests.................................................................        504        439
Compensation related...............................................................        495        437
Postemployment benefits (see Note L)...............................................        242        229
Other..............................................................................        182        155
                                                                                     ---------  ---------
  Total Other Liabilities and Deferred Credits.....................................  $   2,769  $   2,585
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE G -- SHAREHOLDERS' EQUITY

    STOCK SPLIT. In September 1995, BellSouth's Board of Directors approved a two-for-one stock split effected in the form of a stock dividend, whereby each shareholder of record as of October 11, 1995 received on November 8, 1995 one additional share of Common Stock for each share owned as of the record date. As a result of the split, 503,555,084 shares were issued and $503 was transferred from Paid-In Capital to Common Stock. Also in September 1995, BellSouth's Board of Directors approved an increase in the number of authorized shares of Common Stock to 2,200,000,000 from 1,100,000,000.

    PREFERRED STOCK AUTHORIZED. BellSouth's Articles of Incorporation authorize 100 million shares of cumulative First Preferred Stock having a par value of $1 per share, of which 30 million shares have been reserved and designated Series A for possible issuance under BellSouth's Shareholder Rights Plan. As of December 31, 1997, no preferred shares had been issued.

    SHAREHOLDER RIGHTS PLAN. In 1989, BellSouth adopted a Shareholder Rights Plan by declaring a dividend of one right for each share of Common Stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-hundredth of a share of Series A First Preferred Stock for $87.50 per share. The rights may be exercised only if a person or group acquires 10% of the Common Stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 25% or more of the Common Stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth Common Stock at half price. The rights currently trade with BellSouth Common Stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in 1999.

    SHARES HELD IN TRUST AND TREASURY. During 1995, 1996, and 1997 BellSouth issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1997 and 1996, the assets held in the trusts consist of cash and 17,156,663 and 15,796,782 shares, respectively, of BellSouth Common Stock. Of the total shares of BellSouth Common Stock held by the trusts, 15,946,663 were issued by BellSouth directly to the trusts, out of previously unissued shares and 1,210,000 shares were acquired in open market transactions through use of the trusts' funds.

    The total cost of the shares issued by BellSouth as of the date of funding the trusts is included in Common Stock and Paid-In Capital; however, because these shares are not considered outstanding for

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE G -- SHAREHOLDERS' EQUITY (CONTINUED) financial reporting purposes, the shares are included within Shares Held in Trust and Treasury, a reduction to Shareholders' Equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trust are also included in Shares Held in Trust and Treasury.

    In addition to shares held by the grantor trusts, Shares Held in Trust and Treasury includes treasury shares purchased in connection with BellSouth's announced plans to repurchase shares of its Common Stock. In September 1997, BellSouth announced a plan to repurchase up to $1 billion of its Common Stock through 1998. In 1997 and 1996, BellSouth purchased 3,413,989 and 2,207,152 treasury shares for an aggregate of $157 and $85, respectively. A total of 4,124,624 and 276,168 shares, respectively were reissued under various employee benefit plans and for other purposes.

    Shares Held in Trust and Treasury as of December 31, 1997 and 1996 are comprised of the following:

                                                                  1997                        1996
                                                       --------------------------  --------------------------
                                                          SHARES        AMOUNT        SHARES        AMOUNT
                                                       -------------  -----------  -------------  -----------
Shares held by Grantor Trusts........................     17,156,663   $     519      15,796,782   $     458
Shares held in Treasury..............................      1,220,349          56       1,930,984          74
                                                       -------------       -----   -------------       -----
    Total Shares Held in Trust and Treasury..........     18,377,012   $     575      17,727,766   $     532
                                                       -------------       -----   -------------       -----
                                                       -------------       -----   -------------       -----

    GUARANTEE OF ESOP DEBT. Financial reporting practices require that the amount equivalent to BellSouth's guarantee of the amortizing notes issued by its ESOP trusts be presented as a reduction to Shareholders' Equity. The amount recorded as a decrease in Shareholders' Equity represents the cost of unallocated BellSouth Common Stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See Note H.

NOTE H -- EMPLOYEE BENEFIT PLANS

    PENSION PLANS. Substantially all employees of BellSouth are covered by noncontributory defined benefit pension plans. Principal plans are discussed below; other plans are not significant individually or in the aggregate.

    The plan covering nonrepresented employees is a cash balance plan which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The cash balance plan is subject to a minimum benefit determined under a plan in existence for nonrepresented employees prior to July 1, 1993 which provided benefits based upon credited service and employees' average compensation for a specified period. The minimum benefit under the prior plan is applicable to employees retiring through 2005. The 1997 and 1996 projected benefit obligations assume interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service and include the projected effect of future bargained-for improvements.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all pension benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Pension plan assets consist primarily of equity securities and fixed income investments.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The components of net pension income are summarized below:

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Service cost -- benefits earned during the year.......................  $     247  $     288  $     239
Interest cost on projected benefit obligation.........................        818        799        812
Actual return on plan assets..........................................     (2,576)    (1,957)    (3,041)
Net amortization and deferral.........................................      1,347        856      1,937
                                                                        ---------  ---------  ---------
  Net pension (income)................................................  $    (164) $     (14) $     (53)
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Effective December 31, 1997, the nonrepresented cash balance plans were recombined from six into one cash balance plan. Although only one nonrepresented cash balance plan exists, separate demographic pools are maintained to generate pension income based upon specific company information. The plan recombination will have no material impact on BellSouth in 1998. The change in net pension income is affected by several variables, including changes in actuarial assumptions such as discount rate, return on plan assets and plan amendments. The consolidated net pension income amounts reflected above are exclusive of curtailment effects reflected in the work force reduction and restructuring activities (see Note L) and do not reflect curtailment gains in the amount of $36 and $43 in 1997 and 1996, respectively.

    The following table sets forth the funded status of the plans at December
31:

                                                                                     1997       1996
                                                                                   ---------  ---------
Actuarial present value of:
  Vested benefit obligation......................................................  $  10,222  $   9,321
                                                                                   ---------  ---------
                                                                                   ---------  ---------
  Accumulated benefit obligation.................................................  $  10,682  $   9,824
                                                                                   ---------  ---------
                                                                                   ---------  ---------
  Projected benefit obligation...................................................  $  12,335  $  11,303
Plan assets at fair value........................................................     17,313     15,614
                                                                                   ---------  ---------
Plan assets in excess of projected benefit obligation............................      4,978      4,311
Unrecognized net gain due to past experience different from assumptions made.....     (4,743)    (4,286)
Unrecognized prior service cost..................................................       (335)      (304)
Unrecognized net asset at transition.............................................       (109)      (130)
                                                                                   ---------  ---------
  Accrued pension cost...........................................................  $    (209) $    (409)
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    Accrued pension costs in the previous table consist of $559 and $581 at December 31, 1997 and 1996, respectively, classified as Other Liabilities and Deferred Credits and $350 and $172, respectively, classified as Deferred Charges and Other Assets.

    The significant actuarial assumptions at December 31, 1997 and 1996 were as follows:

                                                                                          1997         1996
                                                                                       -----------  -----------
Weighted-average discount rate.......................................................        7.0%         7.5%
Weighted-average rate of compensation increase.......................................        5.9%         5.8%
Expected long-term rate of return on plan assets.....................................        8.25 %       8.25 %

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. BellSouth sponsors postretirement health and life insurance welfare plans for most of its nonrepresented and represented employees. BellSouth's transition benefit obligation is being amortized over 15 years, the average remaining service period of

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED) active plan participants at adoption. The accounting for the health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan for employees who retire after December 31, 1991.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all health and life benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Assets in the health and life plans consist primarily of equity securities and fixed income investments.

    Net postretirement benefit cost (income) for the years ended December 31, 1997, 1996 and 1995, respectively, is composed of the following:

                                                                              1997                  1996            1995
                                                                      --------------------  --------------------  ---------
                                                                       HEALTH      LIFE      HEALTH      LIFE      HEALTH
                                                                      ---------  ---------  ---------  ---------  ---------
Service cost -- benefits earned during the year.....................  $      27  $      10  $      35  $      12  $      27
Interest on accumulated postretirement benefit obligation...........        218         45        225         43        223
Actual return on plan assets........................................       (242)      (168)      (163)      (103)      (185)
Amortization of transition liability (asset)........................         96        (13)        96        (13)       110
Other amortization and deferral, net................................        179        114        115         58        115
                                                                      ---------  ---------  ---------  ---------  ---------
Net postretirement benefit cost (income)............................  $     278  $     (12) $     308  $      (3) $     290
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------


                                                                        LIFE
                                                                      ---------
Service cost -- benefits earned during the year.....................  $      10
Interest on accumulated postretirement benefit obligation...........         38
Actual return on plan assets........................................       (125)
Amortization of transition liability (asset)........................        (13)
Other amortization and deferral, net................................         77
                                                                      ---------
Net postretirement benefit cost (income)............................  $     (13)
                                                                      ---------
                                                                      ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)


    The consolidated net postretirement benefit cost (income) amounts reflected above are exclusive of curtailment effects reflected in the work force reduction and restructuring activities discussed in Note L.

    The following table sets forth the plans' funded status at December 31, 1997 and 1996, respectively:


                                                                     1997                  1996
                                                             --------------------  --------------------
                                                              HEALTH      LIFE      HEALTH      LIFE
                                                             ---------  ---------  ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees.................................................  $   2,125  $     372  $   1,994  $     318
  Fully eligible active plan participants..................        524        166        437        135
  Other active plan participants...........................        525        167        541        164
                                                             ---------  ---------  ---------  ---------
                                                                 3,174        705      2,972        617
Plan assets at fair value..................................      1,666        931      1,379        778
                                                             ---------  ---------  ---------  ---------
Accumulated postretirement benefit obligation less than (in
 excess of) plan assets....................................     (1,508)       226     (1,593)       161
Unrecognized prior service cost............................         39         47         71         17
Unrecognized net (gains) losses............................       (279)       (67)      (279)         7
Unrecognized transition obligation (asset).................        961       (138)     1,057       (144)
                                                             ---------  ---------  ---------  ---------
(Accrued) prepaid postretirement benefit cost..............  $    (787) $      68  $    (744) $      41
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------



    The significant actuarial assumptions at December 31, 1997 and 1996 were as follows:



                                                                                          1997         1996
                                                                                       -----------  -----------
Weighted-average discount rate.......................................................        7.0%         7.5%
Weighted-average rate of compensation increase.......................................        5.9%         5.8%
Health care cost trend rate (1)......................................................        9.0%         8.5%
Expected long-term rate of return on plan assets (2).................................        8.25 %       8.25 %


--------------

(1) Trend rate used to value the accumulated postretirement obligation in 1997 and 1996 is assumed to decrease to 5% by 2003.


(2) Rate net of an estimated 30% tax reduction for the nonrepresented employees' trust for 1997 and 1996.

    The health care cost trend rate assumption affects the amounts reported. A one-percentage-point increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation by $258 at December 31, 1997 and the estimated aggregate service and interest cost components of the 1997 postretirement benefit cost by $18.

    DEFINED CONTRIBUTION PLANS. BellSouth maintains several contributory savings plans which cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.


    In 1990, a leveraged Employee Stock Ownership Plan (ESOP) was incorporated into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes which are guaranteed by BellSouth (see Note E). The Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each semiannual loan payment is made. The Trusts service the

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)

debt with contributions from BellSouth and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.

    A portion of employees' eligible contributions to the Savings Plans is matched by BellSouth at rates determined annually by the Board of Directors. BellSouth's matching obligation is fulfilled with shares released from the suspense accounts semi-annually for allocation to participants. The number of shares allocated to each participant's account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill BellSouth's matching obligation, BellSouth makes further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.


    BellSouth recognizes expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to Retained Earnings, and all ESOP shares are included in the computation of earnings per share.


                                                             1997            1996            1995
                                                        --------------  --------------  --------------
Compensation cost.....................................             $76             $58             $75
Interest expense......................................             $31             $33             $37
Actual interest on ESOP Notes.........................             $50             $56             $62
Cash contributions, excluding dividends paid to the
 Trusts...............................................             $90             $91            $101
Dividends paid to the Trusts, used for debt service...             $43             $44             $44
Shares allocated to participants......................      16,710,607      14,305,917      11,942,278
Shares committed to be released.......................              --              --              --
Shares unallocated....................................      15,068,117      17,472,807      19,836,446


NOTE I -- STOCK COMPENSATION PLANS



    At December 31, 1997, BellSouth has stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock
Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth Common Stock is the underlying security for any award. The aggregate number of shares of BellSouth Common Stock which may be granted under the Stock Plan in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth Common Stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.


    BellSouth applies APB Opinion 25 and related Interpretations in accounting for its stock plans. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE I -- STOCK COMPENSATION PLANS (CONTINUED)


cost for BellSouth's stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," BellSouth's net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below:



                                                                           1997       1996       1995
                                                                         ---------  ---------  ---------
Net income (loss) -- as reported.......................................  $   3,261  $   2,863  $  (1,232)
Net income (loss) -- pro forma.........................................  $   3,242  $   2,852  $  (1,235)

Basic earnings (loss) per share -- as reported.........................  $    3.29  $    2.88  $   (1.24)
Basic earnings (loss) per share -- pro forma...........................  $    3.27  $    2.87  $   (1.24)
Diluted earnings (loss) per share -- as reported.......................  $    3.28  $    2.87  $   (1.24)
Diluted earnings (loss) per share -- pro forma.........................  $    3.26  $    2.86  $   (1.24)


    The pro forma amounts reflected above are not representative of the effects on reported net income in future years because, in general, the options granted in 1997, 1996 and 1995 do not vest for several years and additional awards are made each year.

    The following table summarizes the activity for stock options outstanding:

                                                             1997            1996            1995
                                                        --------------  --------------  --------------
Options outstanding at January 1......................      18,571,392      14,287,748      10,345,924
Options granted.......................................       6,253,883       5,376,513       5,269,040
Options exercised.....................................      (2,000,745)       (692,545)     (1,226,040)
Options forfeited.....................................        (263,124)       (400,324)       (101,176)
Options outstanding at December 31....................      22,561,406      18,571,392      14,287,748

Weighted-average option prices per common share:
  Outstanding at January 1............................          $34.11          $30.56          $28.65
  Granted at fair market value........................          $44.46          $42.50          $30.85
  Granted at above fair market value..................             N/A             N/A          $41.34
  Exercised...........................................          $29.38          $26.24          $24.46
  Forfeited...........................................          $40.03          $33.71          $30.10
  Outstanding at December 31..........................          $37.33          $34.11          $30.56

Weighted-average fair value of options granted at fair
 market value during the year.........................           $8.75           $7.66           $5.60
Weighted-average fair value of options granted at
 above fair market value during the year..............             N/A             N/A           $2.48
Options exercisable at December 31....................       6,032,516       6,523,291       5,242,258
Shares available for grant at December 31.............       9,917,798       9,910,692      10,074,447

    The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                          1997         1996         1995
                                                                       -----------  -----------  -----------
Expected life (years)................................................          5            7            7
Dividend yield.......................................................       3.24%        3.39%        4.55%
Expected volatility..................................................       19.0%        15.4%        15.8%
Risk-free interest rate..............................................       6.22%        5.56%        7.21%

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE I -- STOCK COMPENSATION PLANS (CONTINUED)

    The following table summarizes information about stock options outstanding at December 31, 1997:

                                    OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                    ----------------------------------------------------  -----------------------------
                       NUMBER           WEIGHTED-           WEIGHTED-        NUMBER        WEIGHTED-
     RANGE OF        OUTSTANDING    AVERAGE REMAINING        AVERAGE      EXERCISABLE       AVERAGE
 EXERCISE PRICES     AT 12/31/97     CONTRACTUAL LIFE    EXERCISE PRICE   AT 12/31/97   EXERCISE PRICE
------------------  -------------  --------------------  ---------------  ------------  ---------------

     $19.81-$29.53      6,347,145       5.38 years          $   27.91       3,151,789      $   26.97
     $29.56-$42.21      4,866,215       6.66 years          $   34.95       1,355,306      $   35.52
     $42.56-$44.19      5,403,479       8.16 years          $   42.64       1,316,821      $   42.81
     $44.38-$55.34      5,944,567       9.12 years          $   44.51         208,600      $   44.38

     $19.81-$55.34     22,561,406       7.31 years          $   37.33       6,032,516      $   32.95


NOTE J -- INCOME TAXES


    In accordance with SFAS No. 109, "Accounting for Income Taxes," the balance sheet reflects the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates.

    The provision for income taxes is summarized as follows:

                                                                             1997       1996       1995
                                                                           ---------  ---------  ---------
Federal:
  Current................................................................  $   1,619  $   1,390  $   1,061
  Deferred, net..........................................................        272        170       (148)
  Investment tax credits, net............................................        (65)       (77)       (69)
                                                                           ---------  ---------  ---------
                                                                               1,826      1,483        844
                                                                           ---------  ---------  ---------
State:
  Current................................................................        289        235        203
  Deferred, net..........................................................         36         27        (23)
                                                                           ---------  ---------  ---------
                                                                                 325        262        180
                                                                           ---------  ---------  ---------
    Total provision for income taxes.....................................  $   2,151  $   1,745  $   1,024
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------


    Extraordinary losses in 1997 and 1995 are presented in the Consolidated Statements of Income, net of tax benefits totaling $6 and $1,780, respectively. All of the 1997 benefit was current. Of the 1995 benefit, $49 was current and $1,731 was deferred.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE J -- INCOME TAXES (CONTINUED)

    Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:


                                                                                      1997       1996
                                                                                    ---------  ---------
  Compensation related............................................................  $     748  $     707
  Allowance for uncollectibles....................................................         94         87
  Work force reduction charge.....................................................         66        210
  Regulatory sharing accruals.....................................................         58         32
  Other...........................................................................        186        244
                                                                                    ---------  ---------
                                                                                        1,152      1,280
  Valuation allowance.............................................................        (72)       (64)
                                                                                    ---------  ---------
  Deferred Tax Assets.............................................................      1,080      1,216
                                                                                    ---------  ---------
  Depreciation....................................................................     (2,206)    (2,110)
  Equity investments..............................................................       (266)      (354)
  Issue basis accounting..........................................................       (214)      (197)
  Licenses........................................................................       (199)      (187)
  Other...........................................................................       (259)      (133)
                                                                                    ---------  ---------
    Deferred Tax Liabilities......................................................     (3,144)    (2,981)
                                                                                    ---------  ---------
      Net Deferred Tax Liability..................................................  $  (2,064) $  (1,765)
                                                                                    ---------  ---------
                                                                                    ---------  ---------



    The valuation allowance, which increased by $8 and $9 in 1997 and 1996, respectively, primarily relates to state net operating losses that may not be utilized during the carryforward period. Of the Net Deferred Tax Asset (Liability) at December 31, 1997 and 1996, $(41) and $134, respectively, were current and $(2,023) and $(1,899), respectively, were noncurrent.


    A reconciliation of the Federal statutory income tax rate to BellSouth's effective tax rate follows:


                                                                               1997       1996       1995
                                                                             ---------  ---------  ---------
Federal statutory tax rate.................................................       35.0%      35.0%      35.0%
State income taxes, net of Federal income tax benefit......................        3.9        3.7        4.5
Amortization of investment tax credits.....................................       (1.2)      (1.7)      (2.7)
Equity of unconsolidated subsidiaries......................................        1.6        1.6        2.0
Benefit of capital loss carryforward.......................................         --         --       (0.4)
Basis difference in disposed subsidiary....................................         --       (1.5)        --
Miscellaneous items, net...................................................        0.4        0.8        1.2
                                                                             ---------  ---------  ---------
  Effective tax rate.......................................................       39.7%      37.9%      39.6%
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------



NOTE K -- SUPPLEMENTAL CASH FLOW INFORMATION



                                                                             1997       1996       1995
                                                                           ---------  ---------  ---------
CASH PAID FOR:
Income Taxes.............................................................  $   1,839  $   1,427  $   1,231
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Interest.................................................................  $     759  $     740  $     760
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE K -- SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)


    In 1997, BellSouth began consolidating certain international operations which had previously been accounted for under the equity method. Such consolidation resulted in an increase in assets of $375 (net of a $225 decrease in equity investments) and a corresponding increase in liabilities.



NOTE L -- WORK FORCE REDUCTION CHARGE



    In the fourth quarter of 1995, BellSouth recognized a pretax charge of $1,082 related to work force reductions. The primary component of the charge, $942 for planned work force reductions in the core wireline business by the end of 1997, consisted of $561 under the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," related to those employees who would receive severance benefits under preexisting separation plans, and $381 for curtailment losses under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Substantially all of the curtailment losses relate to postretirement benefits other than pensions. The remaining components of the charge were $85 for expected severance benefit payments after 1997, also under SFAS No. 112, and $55 for additional net curtailment losses related to employee reductions under a restructuring plan initiated in 1993 and completed in 1995.



    The plan was substantially completed in 1997 and resulted in the reduction of the wireline telephone operations work force by approximately 11,600 employees over the term of the plan.



NOTE M -- DISCONTINUANCE OF SFAS NO. 71



    In 1995, as a result of its continuing regulatory and marketplace assessments, BellSouth Telecommunications concluded that it was required to discontinue application of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," for financial reporting purposes. Accordingly, BellSouth Telecommunications recorded a noncash extraordinary charge of $2,718 (net of a deferred tax benefit of $1,731). The components of the charge are as follows:



                                                                                     PRETAX    AFTER TAX
                                                                                    ---------  ---------
Reduction in recorded value of long-lived telephone plant.........................  $  (4,896) $  (3,002)
Full adoption of issue basis accounting...........................................        317        194
Elimination of regulatory assets and liabilities..................................        111         71
Partial adjustment to unamortized investment tax credits..........................         19         19
                                                                                    ---------  ---------
  Total...........................................................................  $  (4,449) $  (2,718)
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE M -- DISCONTINUANCE OF SFAS NO. 71 (CONTINUED)

    The reduction of telephone plant, $4,896 (pretax), was recorded as an increase to the related accumulated depreciation accounts, the categories and amounts of which are as follows:

Central Office Equipment:
  Digital switching........................................................  $   1,305
  Circuit-other............................................................      1,291
                                                                             ---------
    Total Central Office Equipment.........................................      2,596
                                                                             ---------
Outside Plant:
  Buried metallic cable....................................................      1,345
  Aerial metallic cable....................................................        630
  Underground metallic cable...............................................        325
                                                                             ---------
    Total Outside Plant....................................................      2,300
                                                                             ---------
  Total....................................................................  $   4,896
                                                                             ---------
                                                                             ---------

    Such reduction of plant was determined by an impairment analysis that identified estimated amounts not recoverable from future discounted cash flows. The analysis considered projected effects of future competition as well as changes in technology and capital requirements. The plant-related charge, all of which related to assets within the regulatory framework, was further supported by depreciation studies that identified inadequate levels of accumulated depreciation for certain asset categories. These studies give recognition to the historical underdepreciation of assets resulting primarily from regulator-prescribed asset lives that exceeded the estimated economic asset lives.


    For financial reporting purposes, the average depreciable lives of affected categories of long-lived telephone plant have been reduced to more closely reflect the economic and technological lives. Differences between regulator-approved asset lives and the current estimated economic asset lives are as follows:


                                                                       COMPOSITE OF             ESTIMATED
                                                                    REGULATOR-APPROVED       ECONOMIC ASSET
CATEGORY                                                                ASSET LIVES               LIVES
----------------------------------------------------------------  -----------------------  -------------------
                                                                                   (IN YEARS)
Digital switching...............................................              17.0                   10.0
Circuit-other...................................................              10.5                    9.1
Buried metallic cable...........................................              20.0                   14.0
Aerial metallic cable...........................................              20.0                   14.0
Underground metallic cable......................................              25.0                   12.0

    The remaining components of the extraordinary charge, which partially offset the plant-related portion of the overall charge, include $194 (after tax) related to the adoption by BellSouth Telecommunications of issue basis accounting for its directory publishing revenues. BellSouth's unregulated subsidiaries already recognized directory publishing revenues and production expenses using issue basis accounting.

    The overall extraordinary charge was also reduced by $71 (after tax) to reflect the removal of regulatory assets and liabilities that were recorded as a result of previous actions by regulators. Virtually all of these regulatory assets and liabilities arose in connection with the incorporation of new accounting standards into the ratemaking process and were transitory in nature. In addition, the overall extraordinary charge was reduced by $19 (after tax) for the partial acceleration of unamortized investment tax credits associated with the reductions in asset carrying values and in asset lives.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE N -- FINANCIAL INSTRUMENTS


    The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BellSouth Telecommunications Debentures and Notes are estimated based on the closing market prices for each issue at December 31, 1997 and 1996. Fair value estimates for the Guarantee of ESOP Debt, BellSouth Capital Funding Corporation Notes, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that BellSouth could realize in a current market exchange.

    Following is a summary of financial instruments where the fair values differ from the recorded amounts as of December 31, 1997 and 1996:


                                                                          1997                      1996
                                                                ------------------------  ------------------------
                                                                              ESTIMATED                 ESTIMATED
                                                                 RECORDED       FAIR       RECORDED       FAIR
                                                                  AMOUNT        VALUE       AMOUNT        VALUE
                                                                -----------  -----------  -----------  -----------
BALANCE SHEET FINANCIAL INSTRUMENTS
  Long-Term Debt:
    BellSouth Telecommunications Debentures...................   $   3,914    $   3,949    $   4,590    $   4,422
    BellSouth Telecommunications Notes........................       2,175        2,193        2,175        2,141
    BellSouth Capital Funding Corporation Notes...............       1,290        1,324          820          856
    Guarantee of ESOP Debt....................................         534          584          594          675
OFF BALANCE SHEET FINANCIAL INSTRUMENTS
  Interest Rate Swaps.........................................          --           (6)          --           (5)
  Foreign Exchange Forward Contracts..........................          --           (3)          --           --


    DERIVATIVE FINANCIAL INSTRUMENTS. BellSouth is, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in its normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose the company to market risks and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the then current value of the currency rate or interest rate differential, not the full notional amount. Such contracts and agreements have been executed with creditworthy financial institutions. As such, BellSouth considers the risk of nonperformance to be remote.


    CURRENCY SWAP. BellSouth entered into a currency swap in 1994 to hedge European Currency Units (ECU) 125,000,000 debt issued by Capital Funding. The currency swap and related debt mature in February 1999. At December 31, 1997, the net currency swap receivable, which equals the fair value of the swap, was $0 and the related net interest receivable was $7, both of which are included in accounts receivable in the consolidated balance sheet at December 31, 1997.



    INTEREST RATE SWAPS. BellSouth enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. As of December 31, 1997 and 1996, BellSouth was a party to various interest rate swaps with an aggregate notional amount of $120. Under these swaps, BellSouth paid fixed rates averaging 7.13% at December 31, 1997 and 1996 and received variable rates averaging 5.69% and 5.52% at December 31, 1997 and 1996, respectively. These swaps mature at dates ranging from 2001 to 2002.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE N -- FINANCIAL INSTRUMENTS (CONTINUED)


    OTHER. BellSouth has also issued letters of credit and financial guarantees which approximate $356 at December 31, 1997. Of this total, $275 represents the U.S. Dollar equivalent of the outstanding debt of E-Plus (a partially-owned wireless communications company located in Germany) guaranteed by BellSouth. BellSouth has agreed to guarantee E-Plus borrowings up to a U.S. Dollar equivalent of $397 (705 million German Marks) at December 31, 1997.


    Since there is no market for the instruments, it is not practicable to estimate their fair value.


    CONCENTRATIONS OF CREDIT RISK. Financial instruments which potentially subject BellSouth to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from Interexchange Carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. At December 31, 1997 and 1996, approximately $485 and $492, respectively, of trade accounts receivable were from Interexchange Carriers.



NOTE O -- COMMITMENTS AND CONTINGENCIES


    LEASES. BellSouth has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $273, $269 and $252 for 1997, 1996 and 1995, respectively. Capital leases currently in effect are not significant.

    The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 1997:


                                           1998       1999       2000       2001       2002     THEREAFTER     TOTAL
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------
Minimum rentals........................  $     148  $     142  $     122  $     103  $      88   $     431   $   1,034
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------



    OUTSIDE PLANT. BellSouth currently self-insures all of its outside plant against casualty losses. The net book value of outside plant was $7,408 and $7,621 at December 31, 1997 and 1996, respectively. Such outside plant, located in the nine southeastern states served by BellSouth Telecommunications, is susceptible to damage from severe weather conditions and other perils, including hurricanes.



    OUTSOURCING CONTRACTS. Beginning in 1997, BellSouth Telecommunications contracted with various entities to outsource the performance of certain engineering functions, as well as its information technology operations and application development. These contracts expire at various dates through 2008, are generally renewable, and are cancelable upon the payment of additional fees or for nonperformance. Future minimum payments for these contracts range from $465 to $625 annually over the next ten years and replace costs previously incurred for BellSouth Telecommunications' employees, facilities, equipment and other costs.


    LEGAL CLAIMS. BellSouth and its subsidiaries are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BellSouth Telecommunications is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp.

    While complete assurance cannot be given as to the outcome of any legal claims, BellSouth believes that any financial impact would not be material to its financial position or annual operating results or cash flows.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


NOTE P -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


    In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included. The results for third quarter 1997 include pretax gains on sales of operations of $787, which increased net income by $480. The results for first quarter 1996 include a pretax gain on sale of paging business of $442, which increased net income by $344.

                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                               ---------  ---------  ---------  ---------
1997
Operating Revenues...........................................  $   4,845  $   4,923  $   5,193  $   5,600
Operating Income.............................................  $   1,353  $   1,224  $   1,346  $   1,453
Income Before Extraordinary Loss.............................  $     693  $     654  $   1,185  $     738
Extraordinary Loss on Early Extinguishment of Debt, net of
 tax.........................................................         --         --         --         (9)
                                                               ---------  ---------  ---------  ---------
Net Income...................................................  $     693  $     654  $   1,185  $     729
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
EARNINGS PER SHARE:
Basic and Diluted
  Income Before Extraordinary Loss...........................  $     .70  $     .66  $    1.19  $     .74
  Extraordinary Loss on Early Extinguishment of Debt, net of
    tax......................................................         --         --         --       (.01)
                                                               ---------  ---------  ---------  ---------
  Net Income*................................................  $     .70  $     .66  $    1.19  $     .73
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
1996
Operating Revenues...........................................  $   4,541  $   4,620  $   4,829  $   5,050
Operating Income.............................................  $   1,183  $   1,188  $   1,201  $   1,207
Net Income...................................................  $     970  $     629  $     631  $     633
Earnings Per Share - Basic...................................  $     .98  $     .63  $     .63  $     .64
Earnings Per Share - Diluted.................................  $     .97  $     .63  $     .63  $     .64

--------------


    * Sum of quarterly amounts does not equal annual amount due to rounding.

                             BELLSOUTH CORPORATION
                            MARKET AND DIVIDEND DATA



    The principal market for trading in BellSouth Common Stock is the New York Stock Exchange, Inc. (NYSE). BellSouth Common Stock is also listed on the Boston, Chicago, Pacific and Philadelphia exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. The ticker symbol for BellSouth Common Stock is BLS. At February 2, 1998, there were 1,023,757 holders of record of BellSouth Common Stock. The market price and dividend information listed below has been adjusted for the two-for-one stock split effective in November 1995. Market price data were obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading. High and low prices represent the highest and lowest sales prices for the periods indicated.


                                                                                     MARKET PRICES      PER SHARE
                                                                                   ------------------   DIVIDENDS
                                                                                    HIGH        LOW      DECLARED
                                                                                   -------    -------   ----------
1997
First Quarter...................................................................   $47 5/8    $38 1/8   $     .36
Second Quarter..................................................................    48 5/8     39 3/8         .36
Third Quarter...................................................................    49         43 5/16        .36
Fourth Quarter..................................................................    58 1/8     45 1/4         .36

1996
First Quarter...................................................................   $45 7/8    $36       $     .36
Second Quarter..................................................................    42 3/8     35 1/4         .36
Third Quarter...................................................................    43 3/8     35 1/4         .36
Fourth Quarter..................................................................    44         36 1/4         .36

1995
First Quarter...................................................................   $30 3/8    $26 7/8   $     .345
Second Quarter..................................................................    32 1/4     29 1/8         .345
Third Quarter...................................................................    36 7/8     31             .36
Fourth Quarter..................................................................    43 7/8     36 3/8         .36

STOCK TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, L.L.C. is BellSouth's stock transfer agent and registrar.

                             BELLSOUTH CORPORATION
                               DOMESTIC CELLULAR
                          PROPORTIONATE OPERATING DATA
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)



    The following table sets forth unaudited, supplemental financial data for BellSouth's domestic cellular operations reflecting proportionate consolidation of entities in which BellSouth has an interest. This presentation differs from the consolidation methodology used to prepare BellSouth's principal financial statements in accordance with generally accepted accounting principles. The proportionate operating data reflect BellSouth's ownership percentage of entities consolidated for financial reporting purposes and BellSouth's ownership percentage in the entities which are accounted for on the equity method for financial reporting purposes. The data exclude gains (losses) from the disposition of property interests and other unusual items and include equipment revenue, net of cost.


                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997       1996
                                                                                             ---------  ---------
Cellular Revenue, net......................................................................  $   2,520  $   2,312
                                                                                             ---------  ---------
Operating Expenses.........................................................................      1,364      1,308
Depreciation and Amortization..............................................................        461        364
                                                                                             ---------  ---------
    Total Operating Expenses...............................................................      1,825      1,672
                                                                                             ---------  ---------
Operating Income...........................................................................        695        640
Other Expenses, net (including interest and taxes).........................................        301        277
                                                                                             ---------  ---------
    Net Income.............................................................................  $     394  $     363
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Operating Margins as a Percentage of Revenue:
  Including Depreciation and Amortization..................................................       27.6%      27.7%
  Excluding Depreciation and Amortization..................................................       45.9%      43.4%
Operational Comparisons (thousands):
  Proportionate Cellular Population Served.................................................     40,235     40,696
  Proportionate Cellular Customers.........................................................      4,105      3,612

                             BELLSOUTH CORPORATION

                          1155 PEACHTREE STREET, N.E.

                             ATLANTA, GA 30309-3610

                                      LOGO

                           PRINTED ON RECYCLED PAPER

                                     [LOGO]

                                                             Please mark
                                                             your votes as /X/
                                                             indicated in
                                                             this example

DIRECTORS' PROPOSALS -- DIRECTORS RECOMMEND A VOTE "FOR"

                                                    WITHHOLD      FOR ALL
                                           FOR     AUTHORITY     EXCEPT*
                                           ----     ---------     -------
1. Elect all Director Nominees (p. 5)      /  /       /  /         /  /

                                           FOR      AGAINST       ABSTAIN
                                          ----     ---------     -------
2. Ratification of Auditors (p. 13)        /  /       /  /         /  /

3. Amend Fair Price Provision (p. 13)      /  /       /  /         /  /

4. Amend Exculpation Provision (p. 14)     /  /       /  /         /  /

*Exceptions: ______________________________
TO VOTE FOR ALL NOMINEES, MARK THE "FOR" BOX. TO WITHHOLD VOTING FOR ALL NOMINEES, MARK THE "WITHHOLD AUTHORITY" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND ENTER NAME(S) OF THE EXCEPTION(S) IN THE SPACE PROVIDED.
------------------------------------------------------------------------------

SHAREHOLDER PROPOSALS -- DIRECTORS RECOMMEND A VOTE "AGAINST"

                                               For    Against    Abstain
                                               ---    -------    -------
5. Kopach: Executive Compensation (p. 15)      /  /     /  /      /  /

6. Baechle: Executive Compensation (p. 17)     /  /     /  /      /  /

7. Carmichael: Executive Compensation (p. 19)  /  /     /  /      /  /

8. Sloan: Political Contributions (p. 20)      /  /     /  /      /  /

------------------------------------------------------------------------------

Discontinue mailing of duplicate Annual Report       /  /

Mark here if you have written a comment on reverse   /  /

Signature(s)________________________________________         Date ____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                   DETACH HERE FROM PROXY VOTING CARD

BELLSOUTH


ADMISSION TICKET
----------------
This ticket entitles you, the
shareholder, and one guest to
attend the 1998 Annual Meeting.

------------------------------------------------------------------------------
                   ANNUAL MEETING OF BELLSOUTH SHAREHOLDERS
                             MONDAY, APRIL 27, 1998
                              8:00 A.M.-DOORS OPEN
                            9:00 A.M.-MEETING BEGINS

 The Cobb Galleria Centre Ballroom - Two Galleria Parkway - Atlanta, Georgia

                 See reverse side for map of area and directions
------------------------------------------------------------------------------
For wheelchair and hearing impaired seating, please see a host/hostess for assistance.

PROXY/VOTING INSTRUCTION CARD                                        BELLSOUTH

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 1998.

The undersigned hereby appoints F. Duane Ackerman, C. Dixon Spangler, Jr., and Ronald A. Terry, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of the undersigned at the Annual Meeting of Shareholders to be held at 9:00 a.m. EDT, April 27, 1998 at the Cobb Galleria Centre Ballroom, Two Galleria Parkway, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote for the election of Directors for the terms set forth in the proxy statement may be indicated on the reverse side of this card. Nominees are James H. Blanchard, Armando M. Codina, Leo F. Mullin, William S. Stavropoulos and J. Tylee Wilson.

This card also provides voting instructions for shares held in the BellSouth Direct Stock Purchase and Dividend Reinvestment Plan and, if registrations are identical, shares held in the various employee stock purchase and benefit plans.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE TO BELLSOUTH CORPORATION, CHURCH STREET STATION, P.O. BOX 1456, NEW YORK, NEW YORK 10277-1456, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

Comments:

______________________________________________________________________

______________________________________________________________________

------------------------------------------------------------------------------

Detach here.

ANNUAL MEETING
OF BELLSOUTH
SHAREHOLDERS
                                [MAP]                    [MAP]
MONDAY
APRIL 27, 1998

9:00 a.m. EDT

DIRECTIONS TO THE COBB GALLERIA CENTRE, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

NORTHBOUND ON I-75: Take exit 109B (I-285 Westbound); continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

SOUTHBOUND ON I-75: Take exit 109 (I-285 Westbound); continue west on I-285 and take the Cobb Pkwy./U.S. Hwy. 41 exit and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

WESTBOUND ON I-285: Take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

EASTBOUND ON I-285: Take exit 13 (Cobb Pkwy./U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Drive.